EXHIBIT 10.1

EXECUTION VERSION

Up to $16,250,000,000

CREDIT AGREEMENT

Dated as of November 16, 2007

among

ALLTEL COMMUNICATIONS, INC.,

as Borrower,

ALLTEL CORPORATION,

as the Company,

CITIBANK, N.A.,

as Administrative Agent, Swing Line Lender

and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

BARCLAYS BANK PLC

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents,

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

BARCLAYS CAPITAL

and

RBS SECURITIES CORPORATION,

as Joint Bookrunners

i

v

SCHEDULES

I	Guarantors
1.01A	Certain Security Interests and Guarantees
1.01B	Unrestricted Subsidiaries
1.01C	Excluded Subsidiaries
1.01D	Mandatory Cost Formula
1.01E	Mortgaged Property
2.01A	Dollar Revolving Credit Commitment; Alternative Currency Revolving Credit Commitment
2.01B	Initial Term Commitment
2.01C	Delayed Draw Term Commitment
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
5.18(a)	Licenses
5.18(b)	FCC Investigations, Notices or Other Orders or Complaints
5.18(e)	Renewal of Communications Licenses
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Form of Committed Loan Notice
A-2	Form of Swing Line Loan Notice
B-1	Form of Initial Term Note for Initial Tranche B-1 Term Loans
B-2	Form of Initial Term Note for Initial Tranche B-2 Term Loans
B-3	Form of Initial Term Note for Initial Tranche B-3 Term Loans
C-1	Form of Delayed Draw Term Note
C-2	Form of Dollar Revolving Credit Note
C-3	Form of Alternative Currency Revolving Credit Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty
G	Form of Security Agreement
H-1	Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
H-2	Form of Legal Opinion (Arkansas) of Kutak Rock LLP
H-3	Form of Legal Opinion (Delaware) of Richards, Layton & Finger, P.A.
H-4	Form of Legal Opinion (Nebraska) of Kutak Rock LLP
H-5	Form of Legal Opinion (Washington) of Lane Powell PC
H-6	Form of Legal Opinion of Akin Gump Strauss Hauer & Feld LLP
I	Form of Foreign Lender Certification
J	Form of Closing Date and Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 16, 2007, among ALLTEL CORPORATION, a Delaware corporation (the “Company”), ALLTEL COMMUNICATIONS, INC., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Borrower”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Merger Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Atlantis Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Atlantis Holdings LLC, a Delaware limited liability company (the “Parent”), will merge (the “Merger”) with and into the Company, subject to (i) the rights of the Company’s dissenting shareholders, (ii) the payment of the Merger Consideration and (ii) the Company surviving as a wholly-owned subsidiary of the Parent.

The Borrower has requested that simultaneously with the consummation of the Merger, the Lenders extend credit to the Borrower in the form of Initial Term Loans in an initial aggregate amount of $14,000,000,000. The Borrower has also requested (i) a Dollar Revolving Credit Facility in an initial aggregate amount of $1,500,000,000 and (ii) a Delayed Draw Term Loan in an aggregate amount of up to $750,000,000 available from the Closing Date until the Delayed Draw Term Commitment Expiration Date. The Dollar Revolving Credit Facility may include one or more Dollar Letters of Credit from time to time and one or more Swing Line Loans from time to time. The Borrower may also request that Alternative Currency Revolving Credit Facilities be made available in connection with one or more Revolving Commitment Increases and may include one or more Alternative Currency Letters of Credit from time to time.

The proceeds of the Initial Term Loans, together with (i) a portion of the Company’s cash on hand on or about the Closing Date, (ii) the proceeds from the incurrence of the Senior Interim Loans and (iii) the proceeds of the Equity Contribution, shall be used on or about the Closing Date to finance the repayment of amounts outstanding under certain existing Indebtedness of the Company and its Subsidiaries, to pay a distribution (the “Closing Distribution”) to the Company, to pay the Transaction Expenses.

The proceeds of the Closing Distribution, together with the proceeds of the Equity Contribution shall be used by the Company to pay the Merger Consideration. The proceeds of Revolving Credit Loans made after the Closing Date shall be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions. Swing Line Loans and Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Delayed Draw Term Loans shall be used by the Company and its Subsidiaries to finance any Additional Spectrum Purchase.

The applicable Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ACFI” means Alltel Communications Finance, Inc., a Delaware corporation and a wholly owned Subsidiary of the Borrower.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined using such definitions as if references to the Company, the Borrower and the Restricted Subsidiaries therein were to such Acquired Entity or Business and its Subsidiaries or such Converted Restricted Subsidiary and its Subsidiaries, as the case may be), all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning specified in Section 2.14(d).

“Additional Spectrum Purchase” means the sum of amounts paid, or committed to be paid by the Company and its Subsidiaries to purchase or otherwise acquire licenses and rights granted in the FCC 700 MHz Auction (including expenses incurred, or reasonably expected to be incurred, in connection therewith).

“Administrative Agent” means Citibank, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency, as the Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents, their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the respective officers, members, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agents, the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means any currency (other than Dollars) that is approved in accordance with Section 2.14(g).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency L/C Advance” means, with respect to each Alternative Currency Revolving Credit Facility, with respect to each Alternative Currency Revolving Credit Lender thereunder, such Lender’s funding of its participation in any Alternative Currency L/C Borrowing in accordance with its Pro Rata Share. All Alternative Currency L/C Advances shall be denominated in Dollars.

“Alternative Currency L/C Borrowing” means, with respect to each Alternative Currency Revolving Credit Facility, an extension of credit thereunder resulting from a drawing under any Alternative Currency Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as an Alternative Currency Revolving Credit Borrowing. All Alternative Currency L/C Borrowings shall be denominated in Dollars.

“Alternative Currency L/C Credit Extension” means, with respect to each Alternative Currency Revolving Credit Facility, and with respect to any Alternative Currency Letter of Credit thereunder, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Alternative Currency L/C Issuer” means, with respect to each Alternative Currency Revolving Credit Facility, any Lender that becomes an Alternative Currency L/C Issuer thereunder in accordance with Section 2.03(l)(ii), Section 2.14(f), or 10.07(k), in each case, in its capacity as an issuer of Alternative Currency Letters of Credit thereunder, or any successor issuer of Alternative Currency Letters of Credit thereunder.

“Alternative Currency L/C Obligations” means, with respect to each Alternative Currency Revolving Credit Facility, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Alternative Currency Letters of Credit thereunder (whether or not (i) such maximum amount is then in effect under any such Alternative Currency Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Alternative Currency Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Alternative Currency Letters of Credit thereunder, including all Alternative Currency L/C Borrowings thereunder. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Alternative Currency Letter of Credit” means, with respect to each Alternative Currency Revolving Credit Facility, a Letter of Credit denominated in Dollars or an Alternative Currency and issued thereunder pursuant to Section 2.03(a)(i)(B).

“Alternative Currency Revolving Commitment Increase” shall have the meaning specified in Section 2.14(a).

“Alternative Currency Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(f).

“Alternative Currency Revolving Credit Borrowing” means, with respect to each Alternative Currency Revolving Credit Facility, a borrowing consisting of Alternative Currency Revolving Credit Loans thereunder of the same Type, denominated in the same currency and having the same Interest Period made by each of the Alternative Currency Revolving Credit Lenders thereunder pursuant to Section 2.01(b)(ii).

“Alternative Currency Revolving Credit Commitment” means, with respect to each Alternative Currency Revolving Credit Facility, and as to each Alternative Currency

Revolving Credit Lender thereunder, its obligation to (a) make Alternative Currency Revolving Credit Loans to the Borrower pursuant to Section 2.01(b)(ii) and (b) purchase participations in Alternative Currency L/C Obligations thereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Alternative Currency Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including to conform to any Alternative Currency Revolving Credit Increase made pursuant to Section 2.14. The aggregate Dollar Amount of all Alternative Currency Revolving Credit Commitments of all Alternative Currency Revolving Credit Lenders shall be zero on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Alternative Currency Revolving Commitment Increase.

“Alternative Currency Revolving Credit Exposure” means, with respect to each Alternative Currency Revolving Credit Facility, as to each Alternative Currency Revolving Credit Lender thereunder, the sum of the Outstanding Amount of such Alternative Currency Revolving Credit Lender’s Alternative Currency Revolving Credit Loans and its Pro Rata Share of the Alternative Currency L/C Obligations thereunder at such time.

“Alternative Currency Revolving Credit Facility” means any one or more Revolving Credit Facilities established in accordance with Section 2.14, each denominated in a currency other than Dollars, and, as the context may require, at any time, the aggregate Dollar Amount of Alternative Currency Revolving Credit Commitments at such time outstanding under such Alternative Currency Revolving Credit Facility or Alternative Currency Revolving Credit Facilities.

“Alternative Currency Revolving Credit Lender” means, at any time, any Lender that has an Alternative Currency Revolving Credit Commitment at such time.

“Alternative Currency Revolving Credit Loan” has, with respect to each Alternative Currency Revolving Credit Facility, the meaning specified in Section 2.01(b)(ii).

“Alternative Currency Revolving Credit Note” means a promissory note of the Borrower payable to any Alternative Currency Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Alternative Currency Revolving Credit Lender resulting from any Alternative Currency Revolving Credit Loans made by such Alternative Currency Revolving Credit Lender.

“Annual Financial Statements” means the consolidated balance sheets of the Company as of each of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the Company for the fiscal years ended December 31, 2006, 2005 and 2004.

“Applicable Commitment Fee Percentage” means a percentage per annum as set forth below:

Outstanding Amount of the Revolving Credit Commitment	Applicable Rate
<25%	1.00%
≥25% but <50%	0.75%
≥50%	0.50%

“Applicable Premium” means, as at any date upon which a prepayment is payable pursuant to Section 2.05(a)(i)(y) or Section 2.05(b)(ii), the present value at such date, computed using a discount rate equal to the Treasury Rate plus 0.50%, of all interest that would accrue (assuming the Borrower had selected consecutive three-month Interest Periods) on the applicable Repaid Tranche B-3 Loans from such date to the date that is three years following the Closing Date, computed using the Eurocurrency Rate for an Interest Period of three months plus the Applicable Rate in effect on such date.

“Applicable Rate” means a percentage per annum equal to (a) until delivery of financial statements for the fiscal quarter ending March 31, 2008, (i) for Eurocurrency Rate Loans that are Revolving Credit Loans, 2.75%, (ii) for Base Rate Loans that are Dollar Revolving Credit Loans, 1.75%, (iii) for Letter of Credit fees, 2.75% less the fronting fee, payable in respect of the applicable outstanding Letter of Credit, (iv) for Eurocurrency Rate Loans that are Term Loans, 2.75% and (v) for Base Rate Loans that are Term Loans, 1.75%, and (b) thereafter, the following percentages per annum, based upon the Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

		Applicable Rate
Pricing Level	Senior Secured Leverage Ratio	Eurocurrency Rate for Revolving Credit Loans and Letter of Credit Fees	Base Rate for Dollar Revolving Credit Loans	Eurocurrency Rate for Term Loans	Base Rate for Term Loans
1	>4.50 to 1.00	2.75%	1.75%	2.75%	1.75%
2	≤4.50 to 1.00 but >4.00 to 1.00	2.50%	1.50%	2.75%	1.75%
3	≤4.00 to 1.00 but >3.50 to 1.00	2.25%	1.25%	2.50%	1.50%
4	≤3.50 to 1.00	2.00%	1.00%	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Senior Secured Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than the rate that would have been applicable had the Senior Secured Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Senior Secured Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.08 and 2.09 as a result of the miscalculation of the Senior Secured Leverage Ratio shall be deemed to have accrued at the time the interest or fees for such period were required to be paid pursuant to this Agreement and shall be required to be paid to the Administrative Agent within five days following such subsequent determination, after which such failure to pay shall constitute a Default.

“Applicable Tax Refund” has the meaning specified in Section 3.01(h).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii)(x) with respect to any Dollar Letters of Credit issued pursuant to Section 2.03(a), the Dollar Revolving Credit Lenders and (y) with respect to any Alternative Currency Letters of Credit issued pursuant to Section 2.03(a), the applicable Alternative Currency Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Dollar Revolving Credit Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc., each in its capacity as a Joint Lead Arranger under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(i) an amount (which amount shall not be less than zero) equal to the greater of (A) 50% of Consolidated Net Income of the Company, the Borrower and the Restricted Subsidiaries for the Available Amount Reference Period and (B)(x) the cumulative amount of Excess Cash Flow of the Company, the Borrower and the Restricted Subsidiaries for the Available Amount Reference Period minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.05(b)(i); plus

(ii) other than for purposes of determining the amount of Restricted Payments permitted to be made pursuant to Section 7.06(l)(y), the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; provided, however, that notwithstanding anything herein to the contrary, any amount of Retained Declined Proceeds (x) from the Net Cash Proceeds of Permitted Subordinated Notes or (y) related to the proceeds resulting from the contribution of additional Securitization Assets permitted by Section 7.02(x)(i), any disposition of Securitization Assets permitted by Section 7.05(q) or Section 7.08(r) or otherwise in connection with any Qualified Securitization Financing shall not be added to the Available Amount); plus

(iii) to the extent not (A) already included in the calculation of Consolidated Net Income of the Company, the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Company, the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through the Reference Date; plus

(iv) to the extent not (A) already included in the calculation of Consolidated Net Income of the Company, the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Company, the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through the Reference Date in respect of loans or advances made by the Company, the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus

(v) to the extent not (A) already included in the calculation of Consolidated Net Income of the Company, the Borrower and the other Restricted Subsidiaries, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Company, the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from the Business Day immediately following the Closing Date through the Reference Date; minus

(vi) the aggregate amount of any Investments made pursuant to any of Section 7.02(d)(iv)(B)(y), Section 7.02(j)(B)(y) and Section 7.02(o)(y), any Restricted Payment made pursuant to Section 7.06(l)(y) and any payment made pursuant to Section 7.12(a)(iv)(II) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (vi), without taking into account the intended usage of the Available Amount on such Reference Date).

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on October 1, 2007 and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Date”), the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than the Equity Contribution, any Cure Amount or the proceeds of any Equity Offering used to repay Term Loans pursuant to the last sentence of Section 2.05(a)(i)(y)) received or made by the Borrower (or the Company or any direct or indirect parent company thereof and contributed by such parent company to the Company and, thereafter, the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Date, minus the aggregate amount of any Investments made pursuant to any of Section 7.02(d)(iv)(B)(z), Section 7.02(j)(B)(z) and Section 7.02(o)(z), any Restricted Payment made pursuant to Section 7.06(l)(z) and any payment made pursuant to Section 7.12(a)(iv)(III) during the period commencing on the Closing Date and ending on the Available Equity Amount Reference Date (and, for purposes of this subtraction, without taking account of the intended usage of the Available Equity Amount on such Available Equity Amount Reference Date).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term Borrowing or a Delayed Draw Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, also means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, also means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euros, also means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euros in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euros, or any other dealings in any currency other than Dollars or Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), also means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period, (a) the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Company, the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or are required to be included as additions to property, plant and equipment or as capital expenditures on the consolidated statement of cash flows of the Company, the Borrower and the Restricted Subsidiaries and (b) Capitalized Software Expenditure.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company, the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company, the Borrower and the Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at Citibank (or any successor Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company, the Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) Canadian Dollars, Yen, Sterling or Euros;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (7) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally-recognized statistical rating agency selected by the Borrower) and in each case maturing within 12 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally-recognized statistical rating agency selected by the Borrower);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally-recognized statistical rating agency selected by the Borrower) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally-recognized statistical rating agency selected by the Borrower); and

(10) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (9) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (10) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) local currencies and other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Company, the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Company, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the earliest to occur of:

(a)(i) at any time prior to the consummation of a Qualifying IPO, (A) the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least thirty-five percent (35%) of the then outstanding voting stock of the Company; or (B) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the percentage of the then outstanding voting stock of the Company owned, directly or indirectly, beneficially and of record, by the Permitted Holders; or

(ii) at any time after the consummation of a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of the Company and (y) the percentage of the then outstanding voting stock of the Company owned, directly or indirectly, beneficially and of record, by the Permitted Holders; or

(iii) Continuing Directors shall not constitute at least a majority of the board of directors of the Company;

unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Company; or

(b) any “Change of Control” (or any comparable term) under any Senior Exchange Notes Indenture, any Senior Interim Loan Credit Agreement or any Refinanced Bridge Indebtedness Documentation; or

(c) subject to Section 7.04, the Borrower ceases to be a direct wholly owned Subsidiary of the Company.

“Citi” means Citigroup Global Markets Inc., Citibank, Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

“Citibank” means Citibank, N.A.

“Class”, (a) when used with respect to Lenders, refers to whether such Lenders are Dollar Revolving Credit Lenders, Alternative Currency Revolving Credit Lenders under a given Alternative Currency Revolving Credit Facility, Initial Term Lenders, Initial Tranche B-1 Term Loan Lenders, Initial Tranche B-2 Term Loan Lenders, Initial Tranche B-3 Term Loan Lenders or Delayed Draw Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Dollar Revolving Credit Commitments, Alternative Currency Revolving Credit Commitments under a given Alternative Currency Revolving Credit Facility, Initial Term Commitments, Initial Tranche B-1 Term Loan Commitments, Initial Tranche B-2 Term Loan Commitments, Initial Tranche B-3 Term Loan Commitments, Delayed Draw Term Loans or Delayed Draw Term Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Dollar Revolving Credit Loans, Alternative Currency Revolving Credit Loans under a given Alternative Currency Revolving Credit Facility, Initial Term Loans, Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Tranche B-3 Term Loans or Delayed Draw Term Loans, Incremental Term Loans or Swingline Loans.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with the terms thereof.

“Closing Distribution” has the meaning specified in the preliminary statements to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed by the Company and each Restricted Subsidiary that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary, including those listed on Schedule I hereto, each, a “Guarantor” and collectively, the “Guarantors”);

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest in all Equity Interests held by any Loan Party (other than the Company) other than any Excluded Security (as defined in the Security Agreement), in each case of this clause (c) to the extent not prohibited by applicable Law or contractual arrangements as in effect on the Closing Date or at the time such Equity Interests are acquired or otherwise required to be pledged pursuant to the terms hereof and the terms of the Security Agreement (and any replacement, renewal, extension or amendment thereto) and to the extent that a pledge of security interests in such Equity Interests would not result in adverse tax or accounting consequences as reasonably determined by the Borrower;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected (subject to any Liens permitted by Section 7.01) security interest (to the extent that such security interest may be perfected by delivering certificated securities instruments, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (other than the Company) (including accounts (other than deposit accounts or other bank or securities accounts and any Securitization Assets), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Administrative Agent shall have received (and in the case of the properties listed on Schedule 1.01E, shall have received within sixty (60) days after the Closing Date, unless extended or waived in the Administrative Agent’s discretion) all of the required deliveries as more particularly set forth in Section 6.13(b).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

In addition, nothing in this Agreement or the foregoing definition shall require the creation or perfection of any pledge of, or security in, any property or asset of the Company.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, the Perfection Certificate, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(iii), Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means an Initial Term Commitment, an Initial Tranche B-1 Term Loan Commitment, an Initial Tranche B-2 Term Loan Commitment, an Initial Tranche B-3 Term Loan Commitment, a Delayed Draw Term Commitment or a Revolving Credit Commitment, in each case, as the context may require.

“Commitment Letter” means that certain commitment letter, dated May 20, 2007, among Citigroup Global Markets, Inc., Goldman Sachs Credit Partners L.P., Barclays Bank PLC, The Royal Bank of Scotland plc, RBS Securities Corporation and Atlantis Holdings LLC.

“Committed Loan Notice” means a notice of (a) an Initial Term Borrowing, (b) a Delayed Draw Term Borrowing, (c) a Revolving Credit Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Communications” has the meaning specified in Section 10.09(a).

“Communications Act” means the Communications Act of 1934, as amended, and any successor federal statute, and the rules and regulations and published policies of the FCC thereunder, all as the same may be in effect from time to time.

“Communications Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority that are designed or intended to regulate the communications or telecommunications industry with respect to the use of radio frequencies and/or the provision of communications or telecommunications services.

“Communications Licenses” means all authorizations, licenses, permits and franchises and similar forms of authority granted or assigned to the Borrower, the Company or any of their respective Subsidiaries by any Governmental Authority with respect to the use of radio frequencies and/or the provision of communications or telecommunications services.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” means, for any period, the total amount of depreciation and amortization expense of the Company, the Borrower and any Restricted Subsidiary, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including federal, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, to the extent that the same were taken into account in calculating such Consolidated Net Income and the net tax expense associated with any adjustments made pursuant to clauses (a) through (i) of the definition of “Consolidated Net Income”; plus

(ii) total interest expense of the Company, the Borrower and the Restricted Subsidiaries for such period and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, bank fees and costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of the Company, the Borrower and the Restricted Subsidiaries for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(iv) the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to business optimization programs and new systems design and implementation costs), one-time costs or accruals or reserves incurred in connection with acquisitions made after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, in each case to the extent deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(v) any other non-cash charges, including any write-offs or write-downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority interests of third parties in any non-wholly owned Subsidiary to the extent deducted (and not added back) in such period in calculating such Consolidated Net Income; plus

(vii) (x) the amount of annual management and monitoring fees and related indemnities and expenses paid or accrued in such period to the Sponsors pursuant to the Sponsor Management Agreement; provided that any amendment or modification to the Sponsor Management Agreement that increases the amount of any such fees in excess of the aggregate amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the date hereof shall be reasonably satisfactory to the Administrative Agent, and (y) the amount of customary payments by the Borrower and any Restricted Subsidiary to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisition or divestitures) permitted under Section 7.08(l) (including termination fees) and related indemnities and expenses paid or accrued to the Sponsors, to the extent that any such amount described in clauses (x) and (y) is deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(viii) extraordinary losses and unusual or non-recurring charges (including any unusual or non-recurring operating expenses attributable to the implementation of cost-savings initiatives or any extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, to the extent that such losses, charges or expenses are deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(ix) the amount of “run-rate” cost savings projected by the Company in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings shall be subject only to certification by management of the Company and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit for a period that (A) is associated with any action taken or expected to be taken; provided that some portion of such benefit is expected to be realized within 12 months following taking such action), (B) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (iv) above with respect to such period and (C) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed $150,000,000 for any Test Period (which adjustments may be incremental to any Pro Forma Adjustments); plus

(x) the amount of loss on sales of Securitization Assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xi) any costs or expense incurred by the Company, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or the Borrower or net cash proceeds of an issuance of Equity Interests of the Company or the Borrower (other than Disqualified Equity Interests); plus

(xii) any net loss from disposed or discontinued operations; plus

(xiii) to the extent covered by insurance and actually reimbursed (and not included in Consolidated Net Income), or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days, and (B) in fact reimbursed within 365 days, in each case of (A) and (B) following the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365-day period), expenses with respect to liability or casualty events or business interruption; plus

(xiv) to the extent not covered under clause (viii) above, (A) all Expenses Relating to an Unplanned Network Outage in an aggregate amount not to exceed $100,000,000 in any Fiscal Year and (B) solely for purposes of calculating “Consolidated EBITDA” for purposes of Section 7.15, all EBITDA Lost as a Result of an Unplanned Network Outage, in each case of (A) and (B) net of the proceeds of any business interruption insurance;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any non-cash gains increasing Consolidated Net Income for such period, excluding (A) any non-cash gains to the extent that they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period; plus

(iii) extraordinary gains and unusual or non-recurring gains;

provided that

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk) or currency remeasurements of assets and liabilities denominated in an entity’s non-functional currency that would cause remeasurement gains or losses,

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133, and

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company, the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Company, the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition,” an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and (C) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in the immediately preceding paragraph with respect to acquisitions and dispositions occurring following the Closing Date, Consolidated EBITDA shall be $820,200,000 for the fiscal quarter ended September 30, 2007, $783,600,000 for the fiscal quarter ended June 30, 2007, $719,500,000 for the fiscal quarter ended March 31, 2007 and $702,800,000 for the fiscal quarter ended December 31, 2006.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Company, the Borrower and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(b) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions that are actually paid in cash (or to the extent converted into cash) to the Company, the Borrower or any Restricted Subsidiary in respect of such period,

(c) effects of non-cash adjustments (including the effects of such adjustments pushed down to the Company, the Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments shall be excluded,

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(f) any non-cash compensation expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded,

(g) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering of the Senior Exchange Notes, the Senior Interim Loans,

the Loans and any credit facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Exchange Notes, the Senior Interim Loans, the Loans and any credit facilities) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed (including any transactions undertaken, whether consummated or not prior to the Closing Date, in connection with the Transactions), and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded,

(h) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded,

(i) after-tax losses or gains on asset sales (other than asset sales made in the ordinary course of business) shall be excluded,

(j) solely for purposes of determining the Available Amount and Excess Cash Flow, the net income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company, the Borrower or any Restricted Subsidiary in respect of such period, to the extent not already included therein.

In addition, to the extent not already included in the Consolidated Net Income of the Company, the Borrower and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of the Company, the Borrower or any Restricted Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, (i) the aggregate principal amount of Indebtedness of the types described in clause (a), clause (b), clause (c) (but, in the case of clause (c), only to the extent of any unreimbursed drawings under any letter of credit) and clause (g) of the definition of “Indebtedness”, in each case actually owing by the Company, the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Company determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transaction or any Permitted Acquisition), minus (ii) the aggregate amount of Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(t)) included in the cash and cash equivalents amounts listed on the consolidated balance sheet of the Company, the Borrower and the Restricted Subsidiaries as at such date; provided that, for the avoidance of doubt, Consolidated Total Debt shall not include Indebtedness in respect of any Qualified Securitization Financing and obligations under Swap Contracts.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company, the Borrower and the Restricted Subsidiaries on such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company, the Borrower and the Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes and (e) the current portion of any Capitalized Lease Obligations.

“Continuing Directors” means, at any date of determination, an individual (a) who is a member of the board of directors of the Company on the date hereof, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by any Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Credit Extension” means a Borrowing or an L/C Credit Extension, as the context requires.

“Credit Facility” shall mean any of the Initial Term Loans, the Delayed Draw Term Loans, any Incremental Term Loans and the Revolving Credit Facility.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Right” has the meaning specified in Section 8.04(a).

“Debt Tender Documents” means the Borrower’s and ALLTEL Ohio Limited Partnership’s Offer to Purchase and Consent Solicitation Statement dated October 15, 2007 with respect to the Existing Retired Notes, and the related Letter of Transmittal and Consent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and Mandatory Cost) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day following the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day following the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Borrower and/or the Administrative Agent in writing of any of the foregoing (including any written certification of its intent not to comply with its obligations under Article II).

“Delayed Draw Term Borrowing” means a borrowing solely in Dollars consisting of Delayed Draw Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Delayed Draw Term Lenders pursuant to Section 2.01(a)(ii).

“Delayed Draw Term Commitment” means, as to each Delayed Draw Term Lender, its obligation to make a Delayed Draw Term Loan to the Borrower pursuant to Section 2.01(a)(ii) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01C under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Delayed Draw Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Term Commitments is $750,000,000.

“Delayed Draw Term Commitment Expiration Date” means the earliest to occur of (w) the first anniversary of the Closing Date, (x) an earlier date specified by the Sponsors in writing to the Administrative Agent, (y) the date immediately after the date on which the Delayed Draw Term Loans have been drawn upon by the Borrower for the fifth time and (z) the date on which the Delayed Draw Term Loan Commitments are reduced to zero.

“Delayed Draw Term Lender” means, at any time, any Lender that has a Delayed Draw Term Commitment or a Delayed Draw Term Loan at such time. From and after the date of any Borrowing of any Delayed Draw Term Loan, each Delayed Draw Term Lender shall be deemed an Initial Tranche B-1 Term Loan Lender hereunder, for all purposes.

“Delayed Draw Term Loans” means a Loan made pursuant to Section 2.01(a)(ii). From and after the date of any Borrowing of any Delayed Draw Term Loan, each Delayed Draw Term Loan shall be deemed an Initial Tranche B-1 Term Loan hereunder, for all purposes.

“Delayed Draw Term Note” means a promissory note of the Borrower payable to any Delayed Draw Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Delayed Draw Term Lender resulting from the Delayed Draw Term Loans made by such Delayed Draw Term Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(k) or Section 7.05(r) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined using such definitions as if references to the Company, the Borrower and the Restricted Subsidiaries therein are to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries, as the case may be), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Prepayment Percentage” has the meaning specified in Section 2.05(b)(ii)(A).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days following the final Maturity Date of any Term Loans incurred hereunder; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Company, the Borrower or any of the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Company, the Borrower or such Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agents” means each of Barclays Bank PLC and The Royal Bank of Scotland plc, as a documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to an amount denominated in Dollars, such amount; and

(b) with respect to an amount denominated in an Alternative Currency, an equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollar L/C Advance” means, with respect to each Dollar Revolving Credit Lender, such Lender’s funding of its participation in any Dollar L/C Borrowing in accordance with its Pro Rata Share.

“Dollar L/C Borrowing” means an extension of credit resulting from a drawing under any Dollar Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Dollar Revolving Credit Borrowing.

“Dollar L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Dollar L/C Issuer” means Citibank and any other Lender that becomes a Dollar L/C Issuer in accordance with Section 2.03(l)(i) or 10.07(k), in each case, in its capacity as an issuer of Dollar Letters of Credit hereunder, or any successor issuer of Dollar Letters of Credit hereunder.

“Dollar L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Dollar Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Dollar Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Dollar Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Dollar Letters of Credit, including all Dollar L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Dollar Letter of Credit” means a Letter of Credit denominated in Dollars and issued pursuant to Section 2.03(a)(i)(A).

“Dollar Revolving Commitment Increase” shall have the meaning specified in Section 2.14(a).

“Dollar Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(f).

“Dollar Revolving Credit Borrowing” means a borrowing consisting of Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Dollar Revolving Credit Lenders pursuant to Section 2.01(b)(i).

“Dollar Revolving Credit Commitment” means, as to each Dollar Revolving Credit Lender, its obligation to (a) make Dollar Revolving Credit Loans to the Borrower pursuant to Section 2.01(b)(i), (b) purchase participations in Dollar L/C Obligations in respect of Dollar Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01A under the caption “Dollar Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders shall be $1,500,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Dollar Revolving Commitment Increase.

“Dollar Revolving Credit Exposure” means, as to each Dollar Revolving Credit Lender, the sum of the Outstanding Amount of such Revolving Credit Lender’s Dollar Revolving Credit Loans and its Pro Rata Share of the Dollar L/C Obligations and the Swing Line Obligations at such time.

“Dollar Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Dollar Revolving Credit Commitments at such time.

“Dollar Revolving Credit Lender” means, at any time, any Lender that has a Dollar Revolving Credit Commitment at such time.

“Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(b)(i).

“Dollar Revolving Credit Note” means a promissory note of the Borrower payable to any Dollar Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Dollar Revolving Credit Lender resulting from the Dollar Revolving Credit Loans made by such Revolving Credit Lender.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EBITDA Lost as a Result of an Unplanned Network Outage” means, to the extent that any Network or a portion thereof is out of service as a result of any unplanned outage or shut-down caused by natural disaster or otherwise, the revenue not actually earned by the Company, the Borrower or any Restricted Subsidiary that would otherwise have been earned with respect to any such Network or such portion thereof within the first twelve months following any such outage or shutdown, had such Network or such portion thereof not been out of service during such period.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Eligible Assignee” means any Assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, collectively, the contribution by the Sponsors and the Management Stockholders of an aggregate amount of cash, which, together with any management investment in the form of cash, stock or options, will constitute an aggregate amount (together with any amounts otherwise paid by existing equityholders for Equity Interests in the Company in connection with the Transactions) of not less than $4,600,000,000, to fund the total amount required to finance the Transactions to the Company or one or more direct or indirect holding company parents of the Company, together with the proceeds of the Facilities funded, the proceeds of any Senior Interim Loans and the proceeds of any Senior Exchange Notes issued, in each case of the foregoing on the Closing Date and cash on hand of the Company to make payments to consummate the Transactions or pay Transaction Expenses.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parent companies, other than: (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8, (b) issuances to any Subsidiary of the Borrower or any such parent and (c) any Cure Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company or the Borrower and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan that is a Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan that is a Pension Plan or the failure to make any required contribution to a Plan that is a Multiemployer Plan; (c) a withdrawal by the Company or the Borrower or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Company or the Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of the Company or the Borrower or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan that is a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan that is a Pension Plan or Multiemployer Plan or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or the Borrower or any of their respective ERISA Affiliates.

“Euro” and “€” mean the lawful single currency of the European Union.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the London Branch of the Administrative Agent (or other branch or Affiliate of the Administrative Agent) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the applicable Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Company for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Company, the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Company, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (i) of the definition of Consolidated Net Income to the extent that such charges constitute cash charges,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally-generated cash flow of the Company, the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Company, the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any repayment of Term Loans pursuant to Section 2.07(a), and (C) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Term Loans not set forth in the foregoing clauses (A), (B) and (C), (Y) all prepayments of Revolving Credit Loans and Swing Line Loans and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z) only, to the extent that there is an equivalent permanent reduction in commitments thereunder) made during such period, to the extent financed with the internally-generated cash flow of the Company, the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Company, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Company, the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Company, the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Company, the Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Company, the Borrower and the Restricted Subsidiaries in connection with Investments (including acquisitions) made during such period pursuant to Section 7.02 (other than Investments made pursuant to Section 7.02(a) or Investments to the extent solely between or among the Loan Parties) to the extent that such Investments were financed with internally-generated cash flow of the Company, the Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), 7.06(g), 7.06(h), 7.06(i) (to the extent that dividends paid pursuant to Section 7.06(i) would have otherwise been permitted under another clause of Section 7.06 referenced in this clause (viii)), 7.06(j), 7.06(k), 7.06(l) and 7.06(m) and to the extent that such Restricted Payments were financed with internally-generated cash flow of the Company, the Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Company, the Borrower and the Restricted Subsidiaries from internally-generated cash flow of the Company, the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Company, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or (B) any planned cash capital expenditures budgeted by the Company, the Borrower or any of the Restricted Subsidiaries in good faith and specified in the consolidated budget delivered to the Administrative Agent pursuant to Section 6.01(c) (the “Budgeted Expenditures”), in each case relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property (without duplication of any amounts included in Capital Expenditures) to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period; provided that, to the extent that the aggregate amount of internally-generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property (without duplication of any amounts included in Capital Expenditures) during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Budgeted Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Securitization Subsidiary, (c) each Subsidiary listed on Schedule 1.01C hereto, (d) any Subsidiary that is prohibited (and only for so long as it continues to be prohibited) by contractual requirements (other than those entered into by such Subsidiary to avoid guaranteeing the Obligations) in existence as of the Closing Date or at the time such Person becomes a Subsidiary (and any replacement, renewal, amendment or extension thereto) or applicable Law from guaranteeing the Obligations, (e) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (f) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness or if the prohibitions on guarantees or granting of Liens in such secured Indebtedness lapses or terminates, as applicable, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (h) each Unrestricted Subsidiary.

“Existing Retained Indebtedness” means the Indebtedness of the Company and its Subsidiaries with respect to (i) the 7.00% notes due July 1, 2012, the 6.50% notes due November 1, 2013, the 7.00% notes due March 15, 2016, the 6.80% notes due May 1, 2029 and the 7.875% notes due July 1, 2032, in each case issued pursuant to an Indenture dated as of January 1, 1987, as supplemented from time to time to the Closing Date, (ii) the 4.625% notes due 2023, issued by Western Wireless LLC pursuant to an Indenture dated as of June 11, 2003 by and between Western Wireless LLC (as successor in interest to Western Wireless Corporation) and Bank of New York, as trustee, as supplemented by the First Supplemental Indenture dated as August 1, 2005 and (iii) the Promissory Note due 2010, dated as of July 31, 1980, issued by the Company (as successor in interest to Allied Telephone Company) to Snowden Disney.

“Existing Retired Notes” means (i) the 6.65% notes due January 15, 2008 and the 7.60% notes due April 1, 2009, each issued by the Borrower (as successor-in-interest to 360 Communications Company) pursuant to an Indenture dated as of March 1, 1997, as supplemented by the First Supplemental Indenture dated as of February 1, 1999, the Second Supplemental Indenture dated as of March 24, 2005 and the Third Supplemental Indenture of even date herewith and (ii) the 8.00% notes due August 15, 2010, issued by ALLTEL Ohio Limited Partnership pursuant to an Indenture dated as of August 21, 2000, as supplemented by the Supplemental Indenture of even date herewith.

“Expenses Relating to an Unplanned Network Outage” means any expenses or other charges incurred by the Company, the Borrower or any Restricted Subsidiary within the first 12 months following any unplanned outage or shutdown of any Network or a portion thereof caused by natural disaster or otherwise, including (a) any expenses or charges relating to restarting any such Network or any portion thereof so that it may be placed back in service after such outage or shut-down, (b) roaming charges and other expenses incurred in connection with the purchases of network services provided by other wireless telecommunications companies to meet commitments to the subscribers of information and/or telecommunications services provided by the Company, the Borrower or any Restricted Subsidiary that would have been met in the period of such outage or shut-down, or expenses or other charges otherwise incurred to compensate such subscribers for such loss of services, in each case of the foregoing net of the expenses not in fact incurred (including electricity and other operating costs) that would have been incurred absent such outage or shut-down, and (c) any expenses or charges relating to starting-up, operating, maintaining and shutting-down of any other Network or a portion thereof that would not otherwise have been operating absent such outage or shut-down in order to meet commitments to the subscribers of information and/or telecommunications services provided by the Company, the Borrower or any Restricted Subsidiary that would have been met in the period of such outage or shut-down, including the electricity or other operating expenses to the extent in excess of the expenses not in fact incurred (including electricity and other operating costs) that would have been incurred absent such outage or shut-down.

“Facility” means the Initial Term Loans, the Delayed Draw Term Loans, the Dollar Revolving Credit Facility or any Alternative Currency Revolving Credit Facility of a given currency, as the context may require.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FCC” means the Federal Communications Commission, or any successor agency of the federal government administering the Communications Act, including its staff acting under delegated authority.

“FCC 700 MHz Auction” means the auction of wireless licenses in the 698-806 MHz band designated by the Federal Communications Commission as Auction 73 by Public Notice DA 07-3415 released August 17, 2007.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated May 20, 2007, among Citigroup Global Markets, Inc., Goldman Sachs Credit Partners L.P., Goldman, Sachs & Co., Barclays Bank PLC, The Royal Bank of Scotland plc, RBS Securities Corporation and Atlantis Holdings LLC.

“Financial Investor” means any Person that (i) principally engages in, and the assets of which are principally dedicated to, the business of investing in one or more companies (including any controlled Affiliate or investee of such Person, other than any such controlled Affiliate or investee that is not so principally engaged and the assets of which are not so principally dedicated) or (ii) is commonly referred to as a “financial sponsor,” including any controlled Affiliate or investee of such Person (other than any such controlled Affiliate or investee that does not principally engage in, and the assets of which are not principally dedicated to, the business of investing in one or more companies and other than any portfolio company of any of the foregoing), in each of the foregoing cases, as determined by the board of directors of the Company in good faith. Notwithstanding the foregoing, (x) any Person engaged in a Similar Business shall in no event be deemed to be a “Financial Investor” and (y) any group of Persons acting in concert and any Person formed by any such group, in each case that includes one or more Persons that are not Financial Investors (each, a “Non-Financial Investor”) shall in no event be deemed to be a “Financial Investor” if and to the extent that such Non-Financial Investors (A) own, in the aggregate, directly or indirectly, (I) on a fully diluted basis, at least twenty-five percent of the Equity Interests of the Company (or, in the event that the Company is not the surviving Person, the applicable surviving Person) and (II) without giving effect to any warrants, options or other rights for the purchase, acquisition or exchange of Equity Interests or any security or instrument that is convertible into or exchangeable for Equity Interests, at least fifteen percent of the Equity Interests of the Company (or, in the event that the Company is not the surviving Person, the applicable surviving Person) (in each case after giving effect to any proposed acquisition of all or a majority of the voting Equity Interests of the Company or all or substantially all of its consolidated assets in a single transaction or a series of related transactions directly or indirectly by way of merger, consolidation or other business combination or purchase) and (B) are represented on the board of directors of the Company or the applicable surviving Person.

“First-Tier Sibling Subsidiary” means any directly owned Restricted Subsidiary of the Company other than the Borrower.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(vii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(vii).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Subsidiary” means, unless otherwise specified, any direct or indirect Restricted Subsidiary of the Company that is not a Domestic Subsidiary of the Company.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP in good faith by a Responsible Officer.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Company, the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Approvals” means all of the consents and approvals required under the Communications Laws for the consummation of the Transaction.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency (including the FCC), authority, instrumentality,

regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” or “Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means (a) the guaranty made by the Company and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing and that is a counterparty to a Swap Contract (including any Person who is an Agent, a Lender or a Joint Bookrunner (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Swap Contract, ceases to be an Agent, a Lender or a Joint Bookrunner, as the case may be) including, without limitation, each such Affiliate that appoints the Administrative Agent as its agent and agrees to be bound by the Loan Documents as a Secured Party.

“Honor Date” has the meaning specified in Section 2.03(c).

“Immaterial Domestic Subsidiary” means, at any date of determination, any of the Company’s direct or indirect Domestic Subsidiaries, which, either (x) individually account for less than (i) 2.5% of the Total Assets on the last day of the most recent Test Period and (ii) 2.5% of the gross revenues of the Company, the Borrower and the Restricted Subsidiaries for the most recent Test Period or (y) in the aggregate with all other Immaterial Domestic Subsidiaries and Immaterial Foreign Subsidiaries, account for less than (i) 5% of the Total Assets on the last day of the most recent Test Period and (ii) 5% of the gross revenues of the Company, the Borrower and the Restricted Subsidiaries for the most recent Test Period, in each case calculated on a Pro Forma Basis, determined in accordance with GAAP, and calculated a consolidated basis with respect to such Person being measured; provided that if, at any time and from time to time after the Closing Date, one or more Domestic Subsidiaries that are not Guarantors solely because they do not exceed either of the thresholds set forth in clauses (x)(i), (x)(ii), (y)(i) or (y)(ii) then exceed any of the thresholds set forth in clauses (x)(i), (x)(ii), (y)(i) and (y)(ii), then the Company shall, not later than 45 days after the date by which financial statements for such quarter or such fiscal year ending on the last day of such quarter, as applicable, are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.11 applicable to such Subsidiary. Notwithstanding anything herein to the contrary, in no event shall a License Subsidiary be deemed to be an Immaterial Domestic Subsidiary.

“Immaterial Foreign Subsidiary” means, at any date of determination, any of the Company’s direct or indirect Foreign Subsidiaries which, either (x) individually account for less than (i) 2.5% of the Total Assets on the last day of the most recent Test Period and (ii) 2.5% of the gross revenues of the Company, the Borrower and the Restricted Subsidiaries for the most recent Test Period or (y) in the aggregate with all other Immaterial Domestic Subsidiaries and Immaterial Foreign Subsidiaries, account for less than (i) 5% of the Total Assets on the last day of the most recent Test Period and (ii) 5% of the gross revenues of the Company, the Borrower and the Restricted Subsidiaries for the most recent Test Period, in each case calculated on a Pro Forma Basis, determined in accordance with GAAP, and calculated a consolidated basis with respect to such Person being measured.

“Increased Amount Date” has the meaning specified in Section 2.14(c).

“Incremental Amendment” has the meaning specified in Section 2.14(d).

“Incremental Availability” has the meaning specified in Section 2.14(b).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Increase” has the meaning specified in Section 2.14(a).

“Incremental Loan Notice” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money ;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(d) net obligations of such Person under any Swap Contract;

(e) all obligations of such Person to pay the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, other than (i) trade and other ordinary course of payables and accrued expenses arising in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and, if not paid, after becoming due and payable, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) any Indebtedness defeased by such Person or by any Subsidiary of such Person;

(f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) all Attributable Indebtedness;

(h) all obligations of such Person in respect of Disqualified Equity Interests; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (A) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Person’s liability for such Indebtedness is otherwise limited and (B) any Indebtedness arising in connection with any transfer of funds in connection with the Company’s cash management system in the ordinary course of business shall be disregarded for purposes of Section 7.03. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Term Borrowing” means a borrowing on the Closing Date consisting of Initial Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Initial Term Lenders pursuant to Section 2.01(a)(i). The Initial Term Borrowing shall be made solely in Dollars.

“Initial Term Commitment” means, with respect to each Lender, such Lender’s Initial Tranche B-1 Term Loan Commitment, Initial Tranche B-2 Term Loan Commitment and Initial Tranche B-3 Term Loan Commitment.

“Initial Term Lender” means, at any time, any Lender that has an Initial Term Commitment or an Initial Term Loan at such time.

“Initial Term Loan” means any Initial Tranche B-1 Term Loan, Initial Tranche B-2 Term Loan and Initial Tranche B-3 Term Loan.

“Initial Term Loan Repayment Amount” has the meaning provided in Section 2.07(a)(i).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.07(a)(i).

“Initial Term Note” means a promissory note of the Borrower payable to any Initial Term Lender or its registered assigns, in substantially the form of Exhibits B-1, B-2 and B-3 hereto (as applicable), evidencing the aggregate Indebtedness of the Borrower to such Initial Term Lender resulting from the Initial Term Loans made by such Term Lender.

“Initial Tranche B-1 Term Loan” shall have the meaning provided in Section 2.01(a)(i)(x). From and after the date of any Borrowing of any Delayed Draw Term Loan, each Delayed Draw Term Loan shall be deemed an Initial Tranche B-1 Term Loan hereunder, for all purposes.

“Initial Tranche B-1 Term Loan Commitment” means, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 2.01B as such Lender’s “Initial Tranche B-1 Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Tranche B-1 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial B-1 Term Loan Commitments as of the Closing Date is $4,000,000,000.

“Initial Tranche B-1 Term Loan Lender” means a Lender with an Initial Tranche B-1 Term Loan Commitment or an outstanding Initial Tranche B-1 Term Loan. From and after the date of any Borrowing of any Delayed Draw Term Loan, each Delayed Draw Term Lender shall be deemed an Initial Tranche B-1 Term Loan Lender hereunder, for all purposes.

“Initial Tranche B-2 Term Loan” shall have the meaning provided in Section 2.01(a)(i)(y).

“Initial Tranche B-2 Term Loan Commitment” means, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 2.01B as such Lender’s “Initial Tranche B-2 Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Tranche B-2 Term Loan Commitment” in the Assignment and Acceptance

pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial B-2 Term Loan Commitments as of the Closing Date is $6,000,000,000.

“Initial Tranche B-2 Term Loan Lender” means a Lender with an Initial Tranche B-2 Term Loan Commitment or an outstanding Initial Tranche B-2 Term Loan.

“Initial Tranche B-3 Term Loan” has the meaning provided in Section 2.01(a)(i)(z).

“Initial Tranche B-3 Term Loan Commitment” means, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 2.01B as such Lender’s “Initial Tranche B-3 Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Tranche B-3 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial B-3 Term Loan Commitments as of the Closing Date is $4,000,000,000.

“Initial Tranche B-3 Term Loan Lender” means a Lender with an Initial Tranche B-3 Term Loan Commitment or an outstanding Initial Tranche B-3 Term Loan.

“Intellectual Property” has the meaning specified in Section 5.15.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date on which such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Eurocurrency Rate Loan, nine or twelve months (or such period of less than one month as may be consented to by the Administrative Agent), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person or (d) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; provided, further, that an Investment in any Person in connection with the Company’s cash management system in the ordinary course of business shall be disregarded for purposes of Section 7.02. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally-recognized statistical rating agency selected by the Borrower.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any of its Subsidiaries) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunner” means each of Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., Barclays Capital, the investment division of Barclays Bank PLC, and RBS Securities Corporation.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Financing” has the meaning specified in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advances” means the collective reference to Dollar L/C Advances and Alternative Currency L/C Advances.

“L/C Borrowing” means the collective reference to Dollar L/C Borrowings and Alternative Currency L/C Borrowings.

“L/C Credit Extensions” means the collective reference to the Dollar L/C Credit Extensions and the Alternative Currency L/C Credit Extensions.

“L/C Issuer” means the collective reference to each Dollar L/C Issuer and each Alternative Currency L/C Issuer.

“L/C Obligations” means the collective reference to the Dollar L/C Obligations and the Alternative Currency L/C Obligations.

“L/C Sublimit” means an initial sublimit in an amount equal to $200,000,000, which initial sublimit may be increased in increments of $5,000,000 to an aggregate amount not in excess of $375,000,000 upon the request of the Borrower for the purpose of additional Letters of Credit in the ordinary course of business or otherwise with the consent of the Administrative Agent (such consent not to be unreasonably withdrawn or delayed).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facilities (or, if such day is not a Business Day, the next preceding Business Day).

“License Subsidiary” means a separate, special purpose domestic, wholly-owned Subsidiary of the Borrower, the sole purpose of which shall be to hold the Communications Licenses of the Borrower or any Restricted Subsidiary, as applicable, and to perform functions incidental thereto and the organizational documents of which shall be reasonably satisfactory to the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents and (v) the Issuer Documents.

“Loan Parties” means, collectively, (i) the Company, (ii) the Borrower and (iii) each other Guarantor.

“Management Stockholders” means the members of management of the Company or any of its Subsidiaries who are investors in the Company or any direct or indirect parent thereof.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01D.

“Mandatory Repaid Tranche B-3 Loans” has the meaning specified in Section 2.05(b)(ii).

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a circumstance or condition affecting the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (b) the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not an Immaterial Domestic Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is not an Immaterial Foreign Subsidiary.

“Material Real Property” means any individual parcel of Real Estate owned by any Loan Party with a Fair Market Value in excess of $25,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Credit Facilities, the sixth anniversary of the Closing Date and (b) with respect to the Term Loans, the date that is seven years and six months after the Closing Date; provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“Merger” has the meaning specified in the preliminary statements to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of May 20, 2007, by and among the Company, Merger Sub and the Parent.

“Merger Consideration” means an amount equal to the total funds required to pay to (i) all holders of the issued and outstanding common stock (subject to certain exceptions as set forth in the Merger Agreement) of the Company (and to the holders of certain outstanding options to purchase, and outstanding restricted stock units with respect to, shares of common stock of the Company (after deduction for any applicable exercise price)) $71.50 in cash per share, (ii) all holders of the issued and outstanding Series C Preferred Stock of the Company $523.22 in cash per share and (iii) all holders of the issued and outstanding $2.25 No Par Cumulative Convertible Preferred Stock, Series D of the Company $481.37 in cash per share.

“Merger Sub” has the meaning specified in the preliminary statements to this Agreement.

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in Section 6.13(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Narrative Report” means, with respect to the financial statement for which such narrative report is required, a management’s discussion and analysis of the financial condition and results of operations of the Company and its consolidated Subsidiaries for the applicable period to which such financial statements relate.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Company, the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Company, the Borrower or such Restricted Subsidiary over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Company, the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or Section 7.06(g)(iii) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Company, the Borrower or any wholly owned Restricted Subsidiary of the Company as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Company, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Company, the Borrower, any Restricted Subsidiary or any Permitted Equity Issuance by the Company or any direct or indirect parent of the Company, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B)(x) taxes or distributions made pursuant to Section 7.06(g)(i) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any cash received in connection with such incurrence or issuance) and (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Company, the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Company.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Network” means any spectrum, facility, equipment or software (and such features, functions and capabilities provided by means of such spectrum, facility, equipment or software) used by the Company, the Borrower or any Restricted Subsidiary to provide information or telecommunications services, including towers and stations, switch rooms, databases, signaling systems, and information sufficient for billing and collection or used in the transmission, routing, or other provision of an information or telecommunications service.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Company that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note, a Dollar Revolving Credit Note or an Alternative Currency Revolving Credit Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent that they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer, or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA.

“Perfection Certificate” has the meaning defined in the Security Agreement.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Borrower or any of the Restricted Subsidiaries and another Person; provided that the sum of cash and Cash Equivalents received in connection with a Permitted Asset Swap shall be considered Net Cash Proceeds from Disposition.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Company or any direct or indirect parent of the Company, in each case to the extent permitted hereunder.

“Permitted Holders” means each of (i) the Sponsors and (ii) the Management Stockholders.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized and any undrawn letter of credit thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b), such modification, refinancing, refunding, renewal or extension has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), Qualified Holding Company Debt or Junior Financing, then, in addition to the other provisions of this definition for such Indebtedness (i) to the extent that such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive unless the Administrative Agent notifies the Borrower within such five Business-Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor, and guaranteed by no Person other than the same contingent obligors, if any, of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Notes” means unsecured subordinated notes issued by the Borrower or a Guarantor (other than the Company); provided that (a) the terms of such notes provide for customary subordination of such notes to the Obligations and do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to ninety-one days following the Final Maturity Date of any Term Loans incurred hereunder, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default and (b) the covenants, events of default, guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Directors of the Borrower to be market rates and premiums at the time of issuance of such notes), taken as a whole, are determined by the Board of Directors of the Borrower to be market terms on the date of issuance and in any event are not more restrictive on the Borrower and Restricted Subsidiaries, or materially less favorable to the Lenders, than the terms of the Loan Documents and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) such Indebtedness shall not be secured by any Equity Interests in, or any other assets owned by, in each case, the Company or any of its Subsidiaries and (d) no Subsidiary of the Company (other than a Guarantor) shall be an obligor with respect thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest Amount” shall (i) mean the aggregate principal amount of all increases in outstanding principal amount of Senior Toggle Notes (or any Refinanced Bridge Indebtedness) and issuances of additional Senior Toggle Notes or “PIK Notes” (as defined in the Senior Exchange Notes Indenture or any similar document, including any Refinanced Bridge Indebtedness Documentation) in connection with an election by the Borrower to pay interest on the Senior Toggle Notes or the PIK Notes (or any Refinanced Bridge Indebtedness) in kind and (ii) the aggregate principal amount of all increases in outstanding principal amount of Senior Interim Toggle Loans in connection with an election by the Borrower to pay interest on the Senior Interim Toggle Loans in kind.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 10.09(c).

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date on which such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Principal L/C Issuer” means any L/C Issuer that has issued Letters of Credit under the Revolving Credit Facilities having an aggregate Outstanding Amount in excess of $10,000,000.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Company, the Borrower and the Restricted Subsidiaries; provided that, (i) at the election of the Company, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent that the aggregate consideration paid in connection with such acquisition was less than $50,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Company, the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Company in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company, the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” shall have the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 10.09(e).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of the Company (or any direct or indirect parent thereof), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to ninety-one days following the final Maturity Date of any Term Loans incurred hereunder (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) provide for customary subordination to the Obligations of the Company under the applicable Loan Documents if it is Indebtedness of the Company, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those in the Credit Agreement; provided that a certificate of a Responsible Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is five years from the date of the issuance or incurrence thereof and (ii) the date that is ninety-one days following the final Maturity Date of any Term Loans incurred hereunder (it being understood that this clause (c) shall not prohibit Indebtedness the terms of which permit the issuer thereof to elect, at its option, to make payments in cash of interest or other amounts in respect of the principal thereof prior to the date determined in accordance with clauses (i) and (ii) of this clause (c)) and (d) that is not Guaranteed by the Borrower or any Restricted Subsidiary, (e) that shall not be secured by any Equity Interests in, or any other assets owned by, in each case, the Company or any Restricted Subsidiaries, (f) that is not exchangeable or convertible into Indebtedness or Equity Interests of the Borrower or any Restricted Subsidiaries and (g) that does not prohibit, restrict or impose any condition upon the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary of the Company or to guarantee Indebtedness of the Company or any Restricted Subsidiary thereof under this Agreement or the other Loan Documents.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by the Borrower). The grant of a security interest in any Securitization Assets of the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by the Company or any direct or indirect parent of the Company of its common Equity Interests in an amount equal to or in excess of $1,000,000,000 after the Closing Date in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the most recent fiscal quarter ended at least forty days before the Closing Date.

“Real Estate” means land, buildings and improvements owned or leased by any Loan Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

“Refinanced Bridge Indebtedness” has the meaning specified in Section 7.03(s).

“Refinanced Bridge Indebtedness Documentation” shall mean any notes, indentures, loan agreements and/or other documentation or instruments governing any Refinanced Bridge Indebtedness.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon the receipt by the Borrower or a Restricted Subsidiary of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person whether through the ability to exercise voting power, by contract or otherwise.

“Repaid Tranche B-3 Loans” shall have the meaning provided in Section 2.05(a)(i)(y).

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the Total Outstandings under such Facility (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Initial Term Loan Lenders” means, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Initial Term Loans at such date.

“Required Initial Tranche B-1 Term Loan Lenders” means, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Initial Tranche B-1 Term Loans at such date.

“Required Initial Tranche B-2 Term Loan Lenders” means, at any date, Lenders having or holding a majority of aggregate outstanding principal amount of the Initial Tranche B-2 Term Loans at such date.

“Required Initial Tranche B-3 Term Loan Lenders” means, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Initial Tranche B-3 Term Loans at such date.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of the applicable Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the applicable Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references to a “Responsible Officer” herein shall refer to a Responsible Officer of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means, unless otherwise specified, any Subsidiary of the Company other than an Unrestricted Subsidiary, an Excluded Subsidiary and the Borrower.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Revaluation Date” means (a) with respect to any Alternative Currency Revolving Credit Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Facility Lenders under the Alternative Currency Revolving Credit Facility shall require; (b) with respect to any Alternative Currency Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Alternative Currency L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Alternative Currency L/C Issuer shall determine or the Required Facility Lenders under the Alternative Currency Revolving Credit Facility shall require.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(f).

“Revolving Credit Borrowing” means the collective reference to a Dollar Revolving Credit Borrowing or an Alternative Currency Revolving Credit Borrowing.

“Revolving Credit Commitments” means the collective reference to the Dollar Revolving Credit Commitment and each Alternative Currency Revolving Credit Commitment.

“Revolving Credit Exposure” means the collective reference to the Dollar Revolving Credit Exposure and each Alternative Currency Revolving Credit Exposure.

“Revolving Credit Facilities” means the collective reference to the Dollar Revolving Credit Facility and each Alternative Currency Revolving Credit Facility.

“Revolving Credit Lenders” means the collective reference to the Dollar Revolving Credit Lenders and each Alternative Currency Revolving Credit Lender.

“Revolving Credit Loans” means the collective reference to the Dollar Revolving Credit Loans and each Alternative Currency Revolving Credit Loan.

“Revolving Credit Notes” means the collective reference to the Dollar Revolving Credit Notes and each Alternative Currency Revolving Credit Note.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to such provisions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders (including each L/C Issuer and the Swing Line Lender), each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Company or any Subsidiary of the Company, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, (c) to which none of the Company or any Subsidiary of the Company, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (d) which is organized in a customary manner to reduce the likelihood that it would be substantively consolidated with the Company, the Borrower or any of their respective Subsidiaries (other than any other Securitization Subsidiaries) in the event the Company, the Borrower or any such Subsidiary becomes subject to a proceeding under any Debtor Relief Laws (or other insolvency law). Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Cash-Pay Notes” means the senior unsecured cash-pay notes, if any, due 2015, issued by the Borrower, as issuer, and ACFI, as co-issuer, pursuant to the Senior Exchange Notes Indenture.

“Senior Exchange Notes” shall mean senior unsecured exchange notes due 2015 and 2017 to be issued in connection with the refinancing of the Senior Interim Loans or the exchange of the Senior Term Loans under the Senior Exchange Notes Indenture, in aggregate principal amount of up to $7,700,000,000 (less the amount of any Senior Interim Loans or Senior Term Loans that remain outstanding after the issuance of the Senior Exchange Notes), together with interest (including any PIK Interest Amount), fees and all other amounts payable in connection therewith.

“Senior Exchange Notes Indenture” shall mean the indenture to be entered into in connection with the refinancing of the Senior Interim Loans or the exchange of the Senior Term Loans, among the Borrower, ACFI, as the co-issuer, the Company, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, pursuant to which the Senior Exchange Notes shall be issued.

“Senior Facility” means either (a) the Senior Exchange Notes, (b) the Senior Interim Loans or (c) the Senior Term Loans (as defined in the Senior Interim Loan Credit Agreement), as the case may be.

“Senior Interim Cash Pay Loans” means the loans, if any, extended on the Closing Date pursuant to the Senior Interim Loan Credit Agreement.

“Senior Interim Loan Credit Agreement” means the Senior Interim Loan Credit Agreement of even date herewith, by and among the Company, the Borrower, ACFI, as co-borrower, Citibank, as administrative agent, and other lenders party thereto from time to time.

“Senior Interim Loan Documents” means the Senior Interim Loan Credit Agreement, the senior interim loan promissory note and the guaranty related thereto.

“Senior Interim Loans” means the Senior Interim Cash Pay Loans and the Senior Interim Toggle Loans.

“Senior Interim Toggle Loans” means the loans, if any, extended on the Closing Date pursuant to the Senior Interim Loan Credit Agreement.

“Senior Secured Leverage Ratio” means, with respect to any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the Test Period then last ended to (b) Consolidated EBITDA of the Company for such Test Period.

“Senior Secured Leverage Ratio Test” means, as of any date of determination, with respect to the last day of the most recently ended Test Period (and calculated on a Pro Forma Basis), the Senior Secured Leverage Ratio shall be no greater than 5.25 to 1.0.

“Senior Toggle Notes” means the senior unsecured toggle notes, if any, due 2017, issued by the Borrower, as issuer, and ACFI, as co-issuer, pursuant to the Senior Exchange Notes Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Company, the Borrower and the Restricted Subsidiaries on the Closing Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date both (i) (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (ii) such Person is “solvent” within the meaning given that term and similar terms under Debtor Relief Laws. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(i).

“Specified Subsidiary” means, at any date of determination, (a) each Material Subsidiary of the Company (other than the Borrower), (b) each Unrestricted Subsidiary (in either case of (a) and (b), (i) the total assets of which at the last day of the most recent Test Period were equal to or greater than 10.0% of Total Assets on such date or (ii) the gross revenues of which for such Test Period were equal to or greater than 10.0% of the consolidated gross revenues of the Company, the Borrower and the Restricted Subsidiaries for such period, in the case of each of clause (i) and (ii), calculated on a Pro Forma Basis and determined in accordance with GAAP) and (c) each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) and that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g), would constitute a Specified Subsidiary under clause (b) above.

“Specified Transaction” means any Investment, Disposition, Permitted Acquisition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” (including, with respect to any Test Period during which the Transactions are included, the Transactions).

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsors or their advisors and the Company.

“Sponsor Termination Fees” means the one time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Sponsors” means GS Capital Partners VI Fund, L.P. and TPG Partners V, L.P. and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or any of their respective Affiliates, but not including, however, any of their respective portfolio companies.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Alternative Currency L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Alternative Currency L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such Alternative Currency L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided that the Alternative Currency L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Alternative Currency Letter of Credit denominated in an Alternative Currency.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that the Borrower has determined in good faith to be customary in a Securitization Financing

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which at least a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.15(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date on which such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Citibank, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate Dollar Amount of the Dollar Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Dollar Revolving Credit Commitments.

“Syndication Agent” means Goldman Sachs Credit Partners L.P., as syndication agent under this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means the collective reference to an Initial Term Borrowing and a Delayed Draw Term Borrowing.

“Term Commitment” means the collective reference to an Initial Term Commitment and a Delayed Draw Term Commitment.

“Term Lender” means the collective reference to Initial Term Lenders or Delayed Draw Term Lenders.

“Term Loan” means the collective reference to an Initial Term Loan and a Delayed Draw Term Loan.

“Term Note” means an Initial Term Note or a Delayed Draw Term Note.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date on which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended September 30, 2007. A Test Period may be designated by reference to the last day thereof (i.e., the “September 30, 2007 Test Period” refers to the period of four consecutive fiscal quarters of the Company ended September 30, 2007), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $150,000,000.

“Total Assets” means the total assets of the Company, the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Financial Statements.

“Total Initial Term Loan Commitment” means the sum of the Initial Term Loan Commitments of all Lenders.

“Total Initial Tranche B-1 Term Loan Commitment” means the sum of the Initial Tranche B-1 Term Loan Commitments of all Lenders.

“Total Initial Tranche B-2 Term Loan Commitment” means the sum of the Initial Tranche B-2 Term Loan Commitments of all Lenders.

“Total Initial Tranche B-3 Term Loan Commitment” means the sum of the Initial Tranche B-3 Term Loan Commitments of all Lenders.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Leverage Ratio Test” means, as of any date of determination, with respect to the last day of the most recently ended Test Period (and calculated on a Pro Forma Basis), the Total Leverage Ratio shall be no greater than 7.25 to 1.0.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, on or about the Closing Date, collectively, (a) the Equity Contribution, (b) the Merger, (c) the funding of the Term Loans on the Closing Date, (d) the funding of the Senior Interim Loans, (e) the Debt Offers (as defined in the Merger Agreement), (f) the termination of the Five-Year Revolving Credit Agreement, dated as of July 28, 2004, among the Company, as the borrower, Bank of America, N.A., as the administrative agent and the L/C issuing bank, JPMorgan Chase Bank, N.A., as the syndication agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as the joint lead arrangers and the joint bookrunners, Citicorp USA, Inc., Keybank National Association, Wachovia Bank, National Association and Barclays Bank PLC, as co-documentation agents, and the other lenders party thereto from time to time, (g) the consummation of any other transactions in connection with the foregoing and (h) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Treasury Rate” means at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date which is three years following the Closing Date; provided, however, that if the period from such date to the date which is three years following the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” has the meaning specified in Section 9.11.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent that it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means, unless otherwise specified, (i) each Subsidiary of the Company listed on Schedule 1.01B, (ii) each Securitization Subsidiary, (iii) any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to and in accordance with Section 6.14 subsequent to the date hereof provided that at such time (or promptly thereafter) the Borrower shall have provided written notice of such designation to the Administrative Agent and (iv) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Company in accordance with Section 6.14 or ceases to be a Subsidiary of the Company. In no event shall any License Subsidiary or the Borrower constitute or be designated as an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of the Company, the Borrower or an ERISA Affiliate as a result of a complete or partial withdrawal from a Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

SECTION 1.07. [Reserved]

SECTION 1.08. Currency Equivalents Generally.

(a) The Administrative Agent or the applicable Alternative Currency L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Alternative Currency L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of an Alternative Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Alternative Currency Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Alternative Currency L/C Issuer, as the case may be.

(c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(d) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Net Income in the Company’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

SECTION 1.09. Change in Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Alternative Currency Revolving Credit Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Alternative Currency Revolving Credit Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans.

(a) The Term Borrowings.

(i) Subject to the terms and conditions set forth herein,

(x) each Lender having an Initial Tranche B-1 Term Loan Commitment severally, but not jointly, agrees to make a loan or loans (each, an “Initial Tranche B-1 Term Loan” and, collectively, the “Initial Tranche B-1 Term Loans”) in Dollars on the Closing Date to the Borrower, which Initial Tranche B-1 Term Loans shall not exceed (A) for any such Lender the Initial Tranche B-1 Term Loan Commitment of such Lender and (B) in the aggregate, the Total Initial Tranche B-1 Term Loan Commitment;

(y) each Lender having an Initial Tranche B-2 Term Loan Commitment severally, but not jointly, agrees to make a loan or loans (each, an “Initial Tranche B-2 Term Loan” and, collectively, the “Initial

Tranche B-2 Term Loans”) in Dollars on the Closing Date to the Borrower, which Initial Tranche B-2 Term Loans shall not exceed (A) for any such Lender the Initial Tranche B-2 Term Loan Commitment of such Lender and (B) in the aggregate, the Total Initial Tranche B-2 Term Loan Commitment;

(z) each Lender having an Initial Tranche B-3 Term Loan Commitment severally agrees, but not jointly, to make a loan or loans (each, an “Initial Tranche B-3 Term Loan” and, collectively, the “Initial Tranche B-3 Term Loans”) in Dollars on the Closing Date to the Borrower, which Initial Tranche B-3 Term Loans shall not exceed (A) for any such Lender the Initial Tranche B-3 Term Loan Commitment of such Lender and (B) in the aggregate, the Total Initial Tranche B-3 Term Loan Commitment.

Such Initial Term Loans (i) shall be made on the Closing Date, (ii) shall not exceed for any such Lender, the Initial Term Loan Commitment of such Lender and (iii) shall not exceed, in the aggregate, the Total Initial Term Loan Commitments.

(ii) Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make to the Borrower loans denominated in Dollars as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Delayed Draw Term Loan”) from time to time, on any Business Day after the Closing Date until the Delayed Draw Term Commitment Expiration Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Delayed Draw Term Lender’s Delayed Draw Term Commitment.

(iii) Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each Dollar Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Dollar Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Dollar Revolving Credit Commitment; provided that after giving effect to any Dollar Revolving Credit Borrowing, the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Dollar L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Dollar Revolving Credit Commitment; and (ii) each Alternative Currency Revolving Credit Lender under each Alternative Currency Revolving Credit Facility of a given currency established in accordance with Section 2.14 severally agrees to make loans in an Alternative Currency to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, with respect to such Alternative Currency Revolving Credit Facility, an “Alternative Currency Revolving Credit Loan” under such Facility) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Alternative Currency Revolving Credit Commitment; provided that after giving effect to any Alternative Currency Revolving Credit Borrowing, the aggregate Outstanding Amount of the Alternative Currency Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Alternative Currency L/C Obligations shall not exceed such Lender’s Alternative Currency Revolving Credit Commitment under the applicable Alternative Currency Revolving Credit Facility. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05 and reborrow under this Section 2.01(b). Dollar Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, and Alternative Currency Revolving Credit Loans must be Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply), each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency and (iii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered not later than 9:00 a.m. two Business Days prior to the Closing Date in the case of the initial Credit Extensions. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal Dollar Amount of $2,500,000 or a whole multiple of the Dollar Amount of $500,000 in excess thereof in the case of Term Loans or Revolving Credit Loans; provided that each Delayed Draw Term Borrowing shall be in a principal amount of $10,000,000 or a whole multiple of $200,000 in excess thereof (provided that such Delayed Draw Term Borrowing may be less than $10,000,000 if such amount represents the aggregate amount of the remaining unfunded Delayed Draw Term Commitments). Except as provided in Sections 2.03(c), 2.04(b) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify as to (i) whether the Borrower is requesting an Initial Term Borrowing, a Delayed Draw Term Borrowing, a Dollar Revolving Credit Borrowing, an Alternative Currency Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto, (vii) in the case of Revolving Credit Loans denominated in Dollars, whether such Revolving Credit Loans are being borrowed under the Dollar Revolving Credit Facility or the Alternative Currency Revolving Credit Facility and (viii) in the case of Alternative Currency Revolving Credit Loans, the Alternative Currency Revolving Credit of a given currency under which such Alternative Currency Revolving Credit Borrowing is to be made; provided that the Interest Period for Term Loans for the thirty-day period immediately following the Closing Date shall be one week or such shorter Interest Period if agreed upon by the Borrower and the Administrative Agent. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (unless the Loan being made or continued is denominated in an Alternative Currency, in which case it shall be made or continued as a Eurocurrency Rate Loan with an Interest Period of one month). Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in an Alternative Currency described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice; provided that such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the

Administrative Agent by the Borrower; provided that if, on the date on which the Committed Loan Notice with respect to a Borrowing under a Revolving Credit Facility is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Facility Lenders may require that no Loans under the applicable Facility may be converted to or continued as Eurocurrency Rate Loans and the Required Facility Lenders under the Alternative Currency Revolving Credit Facility may require that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be redenominated into Dollars in the amount of the Dollar Amount thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive absent manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods with respect to all Term Borrowings outstanding and no more than twenty-five Interest Periods with respect to all Revolving Credit Borrowings outstanding in effect unless otherwise agreed between the Borrower and the Administrative Agent.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date on which such amount is made available to the Borrower to the date on which such amount is repaid to the Administrative Agent at, (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing, and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim that the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A)(1) each Dollar L/C Issuer agrees, in reliance upon the agreements of the other Dollar Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Dollar Letters of Credit for the account of the Borrower (provided that any Dollar Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Dollar Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Dollar Letters of Credit and (2) the Dollar Revolving Credit Lenders severally agree to participate in Dollar Letters of Credit issued pursuant to this Section 2.03 and (B)(1) each Alternative Currency L/C Issuer agrees, in reliance upon the agreements of the other Alternative Currency Revolving Credit Lenders of the applicable Alternative Currency Revolving Credit Facility set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Alternative Currency Letters of Credit denominated in an Alternative Currency for the account of the Borrower (provided that any Alternative Currency Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Alternative Currency Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Alternative Currency Letters of Credit issued by it under the applicable Alternative Currency Revolving Credit Facility and (2) the Alternative Currency Revolving Credit Lenders under the applicable Alternative Currency Revolving Credit Facility severally agree to participate in Alternative Currency Letters of Credit issued pursuant to this Section 2.03 in respect of such Alternative Currency Revolving Credit Facility; provided that L/C Issuers shall not be obligated to make L/C Credit Extensions with respect to Letters of Credit, and Lenders shall not be obligated to participate in Letters of

Credit if, as of the date of the applicable (I) Dollar Letter of Credit, (x) the Dollar Revolving Credit Exposure of any Lender would exceed such Lender’s Dollar Revolving Credit Commitment, (y) the Outstanding Amount of the Dollar L/C Obligations would exceed the Dollar Revolving Credit Commitment or (z) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit and (II) Alternative Currency Letter of Credit, (x) the Alternative Currency Revolving Credit Exposure of any Lender would exceed such Lender’s Alternative Currency Revolving Credit Commitment or (y) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(1) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the L/C Issuer and the Administrative Agent; or

(2) the expiry date of such requested Letter of Credit would occur after the applicable Letter of Credit Expiration Date, unless (1) each Appropriate Lender shall have approved such expiry date or (2) the Outstanding Amount of the L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; or

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than (i) in the case of Dollar Letters of Credit, Dollars and (ii) in the case of Alternative Currency Letters of Credit, Dollars or an Alternative Currency.

(iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Appropriate Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken of omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree to in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the requested Letter of Credit will be denominated and whether such Letter of Credit shall constitute a Dollar Letter of Credit or an Alternative Currency Letter of Credit; (h) in the case of an Alternative Currency Letter of Credit, the Alternative Currency Revolving Credit Facility under which such Letter of Credit Shall be issued and (i) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of (x) each Dollar Letter of Credit, each Dollar Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Dollar Letter of Credit in an amount equal to the product of such Dollar Revolving Credit Lender’s Pro Rata Share times the amount of such Dollar Letter of Credit and (y) each Alternative Currency Letter of Credit under a given Alternative Currency Revolving Credit Facility, each Alternative Currency Revolving Credit Lender under such Alternative Currency Revolving Credit Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Alternative Currency Letter of Credit in an amount equal to the product of such Alternative Currency Revolving Credit Lender’s Pro Rata Share times the amount of such Alternative Currency Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time until an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice

(which may be by telephone or in writing) on or before the day that is five Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. In the case of an Alternative Currency Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the relevant Alternative Currency L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the relevant Alternative Currency L/C Issuer promptly following its receipt of the notice of drawing that the Borrower will reimburse such Alternative Currency L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under an Alternative Currency Letter of Credit denominated in an Alternative Currency, the relevant Alternative Currency L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the first Business Day following the date of any payment by the L/C Issuer under an Alternative Currency Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, (x) in the case of an Unreimbursed Amount under a Dollar Letter of Credit, the Borrower shall be deemed to have requested a Dollar Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount under an Alternative Currency Letter of Credit, the Borrower shall be deemed to have requested an Alternative Currency Revolving Credit Borrowing under the applicable Alternative Currency Revolving Credit Facility, in each case to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments under the applicable Revolving Credit Facility of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Dollar Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant Dollar L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Dollar Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which may not be the same Business Day on which such notice is provided, whereupon, subject to the provisions of Section 2.03(c)(iii), each Dollar Revolving Credit Lender that so makes funds available shall be deemed to have made a Dollar Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Dollar L/C Issuer. Each Alternative Currency Revolving Credit Lender under a given Alternative Currency Revolving Credit Facility (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant Alternative Currency L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of an Alternative Currency Letter of Credit under a given Alternative Currency Revolving Credit Facility not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which may not be the same Business Day on which such notice is provided), whereupon, subject to the provisions of Section 2.03(c)(iii), each Alternative Currency Revolving Credit Lender that so makes funds available shall be deemed to have made an Alternative Currency Revolving Credit Loan under a given Alternative Currency Revolving Credit Facility to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Alternative Currency L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Dollar Letter of Credit that is not fully refinanced by a Dollar Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Dollar L/C Issuer a Dollar L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Dollar L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Dollar Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Dollar L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Dollar L/C Borrowing and shall constitute a Dollar L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03. With respect to any Unreimbursed Amount in respect of an Alternative Currency Letter of Credit under a given Alternative Currency Revolving Credit Facility that is not fully refinanced by an Alternative Currency Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Alternative Currency L/C Issuer an Alternative Currency L/C Borrowing under such

Alternative Currency Revolving Credit Facility in the amount of the Unreimbursed Amount that is not so refinanced, which Alternative Currency L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Alternative Currency Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Alternative Currency L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Alternative Currency L/C Borrowing under such Alternative Currency Revolving Credit Facility and shall constitute an Alternative Currency L/C Advance under such Alternative Currency Revolving Credit Facility from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that, except with respect to any initial Credit Extensions made on the Closing Date, each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date on which such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Appropriate Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date on which such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any other Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by acts or omissions by such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e) or in clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrower to Cash Collateralize its L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, or (iii) for any reason, any Letter of Credit is outstanding at the time of termination of the Revolving Credit Commitments or as of the Letter of Credit Expiration Date, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default) on such date of termination of the Revolving Credit Commitments or such Letter of Credit Expiration Date, as the case may be, and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i), (1) the Business Day on which the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon or (2) if clause (1) above does not apply, the Business Day immediately following the day on which the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent that the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. In the case of clauses (i) and (ii) above, if such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees.

(i) The Borrower shall pay to the Administrative Agent for the account of each Dollar Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Dollar Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Dollar Letter of Credit (whether or not such maximum amount is then in effect under such Dollar Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Dollar Letter of Credit, regardless of whether any conditions for drawing could then be met; and determined as of the close of business on any date of determination). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Dollar Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Dollar Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii) The Borrower shall pay to the Administrative Agent for the account of each Alternative Currency Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Alternative Currency Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum Dollar Amount then available to be drawn under such Alternative Currency Letter of Credit (whether or not such maximum amount is then in effect under such Alternative Currency Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Alternative Currency Letter of Credit, regardless of whether any conditions for drawing could then be met; and determined as of the close of business on any date of determination). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Alternative Currency Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Alternative Currency Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Addition of an L/C Issuer.

(i) A Dollar Revolving Credit Lender may become an additional Dollar L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Dollar Revolving Credit Lender. The Administrative Agent shall notify the Dollar Revolving Credit Lenders of any such additional Dollar L/C Issuer.

(ii) An Alternative Currency Revolving Credit Lender may become an additional Alternative Currency L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Alternative Currency Revolving Credit Lender. The Administrative Agent shall notify the Alternative Currency Revolving Credit Lenders of any such additional Alternative Currency L/C Issuer.

(iii) On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may from time to time reasonably request.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Dollar Revolving Credit Loans and Dollar L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Dollar Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Dollar L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Dollar Revolving Credit Commitment then in effect. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05 and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Dollar Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Dollar Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Dollar Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Dollar Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Dollar Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the date specified in such Committed Loan Notice (which date may not be the same Business Day on which such notice is provided), whereupon, subject to Section 2.04(c)(ii), each Dollar Revolving Credit Lender that so makes funds available shall be deemed to have made a Dollar Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Dollar Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Dollar Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Dollar Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Dollar Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date on which such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Dollar Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Dollar Revolving Credit Lender’s obligation to make Dollar Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Dollar Revolving Credit Lender’s obligation to make Dollar Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Dollar Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Dollar Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date on which such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Dollar Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Dollar Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; subject to Section 2.05(a)(i)(y) and Section 2.05(a)(i)(z), in whole or in part and except as set forth below; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) in the case of Loans denominated in Dollars, or London, England time in the case of Loans denominated in an Alternative Currency) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency and (C) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding (it being understood that Base Rate Loans shall be denominated in Dollars only). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Alternative Currency Revolving Credit Loans shall be made in the relevant Alternative Currency (even if the Borrower is required to convert currency to do so). Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares. At the election of the Borrower in connection with any prepayment to this Section 2.05(a)(i), such prepayment shall not be applied to any Loan of a Defaulting Lender. Notwithstanding the foregoing provisions of this Section 2.05(a)(i),

(y) in the event that the Initial Tranche B-3 Term Loans are repaid (the “Repaid Tranche B-3 Loans”) prior to the date that is three years following the Closing Date in whole or in part (other than pursuant to Section 2.05(b)), the Borrower shall pay the Applicable Premium to Term Lenders having such Repaid Tranche B-3 Loans; provided, however, that if such prepayment occurs concurrently or substantially concurrently with an acquisition of all or a majority of the voting Equity Interests of the Company or all or substantially all of its consolidated assets in a single transaction or a series of related transactions directly or indirectly by way of merger, consolidation or other business combination or purchase effected, in any of the foregoing cases, directly or indirectly by any Person that is not a Financial Investor, the Borrower shall pay the Term Lenders having such Repaid Tranche B-3 Loans the lesser of (A) the Applicable Premium and (B) 1%, in each case as of the date of such prepayment; provided that, prior to the date which is 3 years following the Closing Date, the Borrower may, at its option, on one or more occasions repay up to 35% of the aggregate principal amount of the Initial Tranche B-3 Term Loans subject to a prepayment premium on the principal amount of Initial Tranche B-3 Term Loans being prepaid equal to the Eurocurrency Rate for an interest period of three months plus the Applicable Rate in effect on such date, plus accrued and unpaid interest thereon to the date of such repayment, with the net cash proceeds of one or more Equity Offerings; provided that (i) at least 50% of the sum of the original aggregate principal amount of Initial Tranche B-3 Term Loans remains outstanding immediately after the occurrence of each such repayment and (ii) each such repayment occurs within 90 days of the date of closing of each such Equity Offering.

(z) in the event that, prior to the date which is 3 years following the Closing Date, there shall occur any amendment, amendment and restatement or other modification of this Agreement that reduces the Applicable Rate with respect to the Initial Tranche B-2 Term Loans or any prepayment or refinancing of the Initial Tranche B-2 Term Loans with proceeds of new term loans having lower applicable margins or applicable yield (after giving effect to any premiums paid on such new term loans) than the Applicable Rate for the Initial Tranche B-2 Term Loans as of the Closing Date, each such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to (i) 3%, if such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs after the Closing Date but prior to the first anniversary of the Closing Date, (ii) 2%, if such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date and (iii) 1%, if such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date. As a condition to effectiveness of any assignment in respect of any amendment, amendment and restatement or modification to this Agreement effective prior to the third anniversary of the Closing Date that has the effect of reducing the Applicable Rate for the Initial Tranche B-2 Term Loans from the Applicable Rate in effect on the Closing Date, the Borrower shall pay to such Non-Consenting Lender of Initial Tranche B-2 Term Loans a premium equal to the premium that would apply if such Non-Consenting Lender’s Initial Tranche B-2 Term Loans being assigned were being prepaid and subject to the premium set forth in the immediately preceding sentence. Notwithstanding the foregoing, no such fee or prepayment premium shall be required in connection with any voluntary prepayment under this Section 2.05(a)(i)(z) that occurs concurrently or substantially concurrently with an acquisition of all or a majority of the voting Equity Interests of the Company or all or substantially all of its consolidated assets in a single transaction or a series of related transactions directly or indirectly by way of merger, consolidation or other business combination or purchase effected, in any of the foregoing cases, directly or indirectly by any Person that is not a Financial Investor.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. All Swing Line Loans shall be denominated in Dollars only.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Voluntary prepayments of Term Loans pursuant to 2.05(a) shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment. The Borrower may designate the Types and Classes of Term Loans that are to be prepaid pursuant to Section 2.05(a) and each such prepayment shall be paid to the Appropriate Lenders within such Type and Class of Term Loans in accordance with their respective pro rata shares of such prepayment.

(b) Mandatory.

(i) Within three (3) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall offer to prepay, subject to clause (b)(vi) of this Section 2.05, an aggregate principal amount of Term Loans (on a pro rata basis) equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2008) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent that such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Senior Secured Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 4.00 to 1.00 and greater than 3.50 to 1.00 and (y) the ECF Percentage shall be 0% if the Senior Secured Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.50 to 1.00.

(ii) Subject to clauses (B) and (C) below, (A) if (x) the Company, the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (d) (to the extent constituting a Disposition to a Loan Party), (e), (g), (h), (l) (but only to the extent that the proviso in Section 7.05(l) is not applicable), (m), (p) or (q)) or (y) any Casualty Event occurs, which results in the realization or receipt by the Company, the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall offer to prepay on or prior to the date which is seven Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clauses (b)(vi) and (b)(vii) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% (such percentage as it may be reduced as described below, the “Disposition Prepayment Percentage”) of all Net Cash Proceeds realized or received; provided that (x) the Disposition Prepayment Percentage shall be 50% if the Senior Secured Leverage Ratio for the Test Period immediately preceding such Disposition or Casualty Event and calculated on a Pro Forma Basis, including after giving effect to such Disposition or Casualty Event and the use of the proceeds therefrom, was less than or equal to 4.00:1.00 and greater than 3.50 to 1.00 and (y) the Disposition Prepayment Percentage shall be 0% if the Senior Secured Leverage Ratio for the Test Period immediately preceding such Disposition or Casualty Event and calculated on a Pro Forma Basis, including after giving effect to such Disposition or Casualty Event and the use of the proceeds therefrom was less than or equal to 3.50 to 1.00; provided, further, that, except as provided in Section 7.05(r), no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B). In the event that any Initial Tranche B-3 Term Loans are repaid (the “Mandatory Repaid Tranche B-3 Loans”) prior to the third anniversary of the Closing Date pursuant to this Section 2.05(b)(ii), the Borrower shall pay the Applicable Premium to Term Lenders having such Mandatory Repaid Tranche B-3 Loans; provided, however, that if such prepayment occurs concurrently or substantially concurrently with an acquisition of all or a majority of the voting Equity Interests of the Company or all or substantially all of its consolidated assets in a single transaction or a series of related transactions directly or indirectly by way of merger, consolidation or other business combination or purchase effected, in any of the foregoing cases, directly or indirectly by any Person that is not a Financial Investor, the Borrower shall pay the Term Lenders having such Mandatory Repaid Tranche B-3 Loans the lesser of (A) the Applicable Premium and (B) 1%, in each case as of the date of such prepayment.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower or the applicable Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) fifteen months following receipt of such Net Cash Proceeds or (y) if the Borrower or the applicable Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen months following the receipt thereof, within the later of (1) fifteen months following the receipt thereof and (2) one hundred and eighty days following the date of such legally binding commitment; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, or to the extent that Net Cash Proceeds are not so reinvested (in each case subject to clauses (b)(v) and (b)(vii) of this Section 2.05), an amount equal to any such Net Cash Proceeds shall be applied within five Business Days after the Borrower or the applicable Restricted Subsidiary reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested (or have not been reinvested within the time periods set forth above) to the prepayment of the Term Loans as set forth in this Section 2.05.

(C) No prepayment shall be required pursuant to Section 2.05(b)(ii) (1) in the case that any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event yields Net Cash Proceeds of less than $5,000,000 and (2) unless and until the amount at any time of Net Cash Proceeds from such Dispositions and Casualty Events required to be applied (after taking into consideration the application of Section 2.05(b)(ii)(B)) pursuant to this Section 2.05(b)(ii) and not yet applied to prepay Term Loans exceeds (x) $25,000,000 for a single such Disposition or a single Casualty Event or (y) $100,000,000 in the aggregate for all such Dispositions and Casualty Events (other than those that are either under the threshold specified in subclause (1) or over the threshold specified in subclause (2)(x) and in the case of subclause (2)(x) have otherwise been applied in accordance with this provision) in any one calendar year, at which time all such Net Cash Proceeds referred to in this subclause (2) shall be applied as a prepayment in accordance with this Section 2.05(b).

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 or any Subsidiary incurs any Securitization Financing (but subject to Section 7.03(q) and Section 7.03(x)), the Borrower shall offer to prepay, subject to clause (b)(vi) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Cash Proceeds.

(iv) (A) If on any date the aggregate amount of the Lenders’ Dollar Revolving Credit Exposure (all the foregoing, collectively, the “Aggregate Revolving Credit Outstandings”) exceeds 100% of the aggregate Dollar Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Dollar Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and

Dollar Revolving Loans, the Aggregate Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall instruct the Collateral Agent to hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Dollar L/C Obligations) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain Investments in Cash Equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(B) If the Administrative Agent notifies the Borrower at any time when any Alternative Currency Revolving Credit Exposure at such time exceeds an amount equal to 105% of the aggregate Alternative Currency Revolving Credit Commitments with respect to a given Alternative Currency Revolving Credit Facility then in effect, then, within two Business Days after its receipt of such notice, the Borrower shall prepay Alternative Currency Revolving Loans under such Alternative Currency Revolving Credit Facility and/or the Borrower shall Cash Collateralize the Alternative Currency L/C Obligations under such Alternative Currency Revolving Credit Facility in an aggregate amount sufficient to reduce such Alternative Currency Revolving Credit Exposure as of such date of payment to an amount not to exceed 100% of the aggregate Alternative Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility then in effect; provided that, subject to the provisions of Section 2.03(g), the Borrower shall not be required to Cash Collateralize the Alternative Currency L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the applicable Alternative Currency Revolving Credit Loans and Swing Line Loans, such Alternative Currency Revolving Credit Exposure exceeds the aggregate Alternative Currency Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(v) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified to the Administrative Agent. The Borrower may designate the Types and Classes of Term Loans that are to be prepaid pursuant to Section 2.05(b) and each such prepayment shall be paid to the Appropriate Lenders within such Types and Classes of Term Loans in accordance with their respective pro rata shares of such prepayment subject to clause (vi) of this Section 2.05(b).

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of the Borrower’s prepayment notice and of such Term Lender’s pro rata share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the Dollar Amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent that such non-declining Term Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall, subject to the terms of the Senior Exchange Notes or Senior Interim Loans, be retained by the Borrower (“Retained Declined Proceeds”).

(vii) Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation shall be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow shall be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder, together with accrued interest to the last day of such Interest Period, into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Swing Line Sublimit exceeds the amount of the Dollar Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Dollar Revolving Credit Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Commitment of each Initial Term Lender shall be automatically and permanently reduced to $0 upon the making of such Initial Term Lender’s Initial Term Loans pursuant to Section 2.01(a)(i). The Delayed Draw Term Commitments shall terminate on the Delayed Draw Term Commitment Expiration Date. The Revolving Credit Commitments shall terminate on the Maturity Date for the Revolving Credit Facilities.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Dollar Revolving Credit Commitments, Alternative Currency Revolving Credit Commitments or the Delayed Draw Term Commitments, as applicable, shall be paid on the effective date of such termination

SECTION 2.07. Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders (and, to the extent that any Delayed Draw Term Loans are funded, the Term Lenders) (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2007, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (provided, however, that (x) if any Delayed Draw Term Loans are funded, the amount of Initial Term Loans to be repaid at the times and in the percentage set forth in this Section 2.07(a) shall be increased by the amount of any such funded Delayed Draw Term Loans and (y) any payments required under this Section 2.07(a) shall be reduced as a result of the application of prepayments as directed by the Borrower pursuant to Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Initial Term Loans and, if any Delayed Draw Term Loans have been funded, all Delayed Draw Term Loans, outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facilities the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the Maturity Date for the Dollar Revolving Credit Facility.

(d) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the Outstanding Amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the Outstanding Amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the Outstanding Amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Dollar Revolving Credit Loans. For the avoidance of doubt, each Alternative Currency Revolving Credit Loan shall be a Eurocurrency Rate Loan.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Revolving Credit Facility Commitment Fee. With respect to each Revolving Credit Facility, the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender for such Facility in accordance with its Pro Rata Share, a commitment fee computed at a rate equal to the Applicable Commitment Fee Percentage on the actual daily amount by which the aggregate Revolving Credit Commitment for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments under such Facility of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Revolving Credit Commitments under any Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for a Revolving Credit Facility shall accrue at all times from the

Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for such Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Delayed Draw Term Commitments Commitment Fee. With respect to the Delayed Draw Term Commitments, the Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender for such Commitments in accordance with its Pro Rata Share, a commitment fee computed at a rate equal to 1.0% per annum on the actual daily amount by which the aggregate Delayed Draw Term Commitments exceed the sum of the Outstanding Amount of Delayed Draw Term Loans; provided that any commitment fee accrued with respect to any of the Delayed Draw Term Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Delayed Draw Term Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for a Delayed Draw Term Commitment shall accrue at all times from the Closing Date until the Delayed Draw Term Commitment Expiration Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of December 2007 and March, June and September of 2008, and on the Delayed Draw Term Commitment Expiration Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Delayed Draw Term Commitment Fee Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Delayed Draw Term Commitment Fee Percentage separately for each period during such quarter that such Delayed Draw Term Commitment Fee Percentage was in effect.

(c) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be conclusive absent manifest error of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payments in Dollars or (ii) after the Applicable Time in the case of payments in an Alternative Currency shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date on which any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or an L/C Issuer hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or L/C Issuer. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from the date on which such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date on which such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive absent manifest error of the correct amount thereof.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive absent manifest error of the participations purchased under this Section 2.13) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice (the “Incremental Loan Notice”) to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (I) one or more additional tranches of term loans (the “Incremental Term Loans”), (II) one or more increases in the amount of the Dollar Revolving Credit Commitments (each such increase, a “Dollar Revolving Commitment Increase”) or (III) one or more increases in the amount of the Alternative Currency Revolving Credit Commitments (each such increase, an “Alternative Currency Revolving Commitment Increase” and, together with any Dollar Revolving Commitment Increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans, the “Incremental Increase”); provided that, (i) upon the effectiveness of any Incremental Amendment referred to below, no Default shall have occurred and be continuing and (ii) at the time when any such Incremental Term Loan is made (and after giving effect thereto), no Default shall have occurred and be continuing. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than a Dollar Amount of $25,000,000 (provided that such amount may be less than a Dollar Amount of $25,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(b)).

(b) Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases shall not exceed $2,000,000,000 less the aggregate amount of secured Indebtedness incurred under Section 7.03(r) (the “Incremental Availability”).

(c) Each Incremental Loan Notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases and shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Increase shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent.

(d) Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (it being understood that no existing Term Lender will have an obligation to make a portion of any Incremental Term Loan and no existing Revolving Credit Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

(e) The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan, the borrowing under) any Incremental Amendment shall be subject to (A) the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment), and such other conditions as the parties thereto shall agree. The Borrower shall use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(f) Upon each increase in (A) the Dollar Revolving Credit Commitments pursuant to this Section 2.14, (x) each Revolving Credit Lender immediately prior to such increase shall automatically and without further act be deemed to have assigned to each Lender providing a portion of the Dollar Revolving Commitment Increase (each a “Dollar Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender shall automatically and without further act be deemed to have assumed, a portion of such Dollar Revolving Credit Lender’s participations hereunder in outstanding Dollar Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Dollars Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Dollar Revolving Credit Lender (including each such Dollar Revolving Commitment Increase Lender) shall equal the percentage of the aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders represented by such Dollar Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Dollar Revolving Credit Loans outstanding, such Dollar Revolving Credit Loans shall on or prior to the effectiveness of such Dollar Revolving Commitment Increase be prepaid from the proceeds of additional Dollar Revolving Credit Loans made hereunder (reflecting such increase in Dollar Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Dollar Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05 and (B) the Alternative Currency Revolving Credit Commitments under an Alternative Currency Revolving Credit Facility of a given currency pursuant to this Section 2.14, (x) each Alternative Currency Revolving Credit Lender holding Alternative Currency Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility of such currency immediately prior to such increase shall automatically and without further act be deemed to have assigned to each Lender providing a portion of the Alternative Currency Revolving Commitment Increase of such currency (each an “Alternative Currency Revolving Commitment Increase Lender” and, together with each Dollar Revolving Commitment Increase Lender, the “Revolving Commitment Increase Lenders”) in respect of such increase, and each such Alternative Currency Revolving Commitment Increase Lender holding Alternative Currency Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility of such currency shall automatically and without further act be deemed to have assumed, a portion of such Alternative Currency Revolving Credit Lender’s participations hereunder in outstanding Alternative Currency Letters of Credit of such currency such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Alternative Currency Letters of Credit under such Alternative Currency Revolving Credit Facility of such currency held by each Alternative Currency Revolving Credit Lender holding Alternative Currency Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility of such currency (including each such Alternative Currency Revolving Commitment Increase Lender) shall equal the percentage of the aggregate Alternative Currency Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility of such currency of all Alternative Currency Revolving Credit Lenders holding Alternative Currency Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility of such currency represented by such Alternative Currency Revolving Credit Lender’s Revolving Credit Commitment under such Alternative Currency Revolving Credit Facility of such currency and (y) if, on the date of such increase, there are any Alternative Currency Revolving Credit Loans under such Alternative Currency Revolving Credit Facility of such currency outstanding, such Alternative Currency Revolving Credit Loans holding Alternative Currency Revolving Credit Commitments under such Alternative Currency Revolving Credit Facility of such currency shall on or prior to the effectiveness of such Alternative Currency Revolving Commitment Increase be prepaid from the proceeds of additional Alternative Currency Revolving Credit Loans made hereunder (reflecting such increase in Alternative Currency Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Alternative Currency Revolving Credit Loans under such Alternative Currency Revolving Credit Facility of such currency being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) With respect to the terms of any Incremental Term Loans, (i) the applicable Maturity Date of each Series of Incremental Term Loans shall be no earlier than the Maturity Date applicable to the Initial Term Loans and shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory prepayment and other payment rights); provided that the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent that such differences (other than interest rates and amortization schedule) are reasonably acceptable to the Administrative Agent, (ii) the rate of interest and the amortization schedule applicable to any Incremental Term Loans shall be determined by the Borrower and the applicable Lenders and/or Additional Lenders and shall be set forth in each applicable Incremental Amendment; provided that the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Initial Term Loans and (iii) the Incremental Term Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Initial Term Loans. The terms and provisions of Revolving Loans and Revolving Credit Commitments made following any Revolving Commitment Increase shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments made on the Closing Date; provided that (a) the Borrower may request that Eurocurrency Rate Loans be made and/or Alternative Currency Letters of Credit be issued under any Alternative Currency Revolving Credit Commitment in a lawful currency other than Dollars that is readily available and freely transferable and convertible into Dollars, (b) the Interest Rate in respect of any Alternative Currency Revolving Credit Commitment shall be established by the applicable Lenders and/or Additional Lenders. In the case of any such request with respect to the making of Eurocurrency Rate Loans under any Alternative Currency Revolving Credit Commitment, such request shall be subject to the approval of the Administrative Agent and the Alternative Currency Revolving Credit Lenders providing such Alternative Currency Revolving Commitment Increase; and in the case of any such request with respect to the issuance of Alternative Currency Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Alternative Currency L/C Issuer providing such Alternative Currency Revolving Commitment Increase and (c) the Administrative Agent may agree with the Borrower and such Alternative Currency Revolving Credit Lender to additional modifications and amendments to this Agreement necessary in the reasonable judgment of the Administrative Agent to give effect to the foregoing clauses (a) and (b) of this proviso.

(h) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by law, any and all payments by the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for the account of which a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits) imposed by reason of any connection between it and any jurisdiction other than by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (ii) franchise (and similar) taxes imposed on it in lieu of net income taxes, (iii) any U.S. federal withholding taxes imposed in respect of an Assignee or a Participant (pursuant to an assignment or a participation under Section 10.07) on the date on which it becomes an Assignee or a Participant to the extent that such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest or such selling Lender not sold a participation arising under any Loan Document (unless such assignment is at the express written request of the Borrower) and (iv) any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with either the provisions of Section 3.01(b) and (c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(d) (in the case of any U.S. Lender, as defined below) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto being hereinafter referred to as “Taxes”). If the Borrower, a Guarantor or the Administrative Agent is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, such Guarantor or the Administrative Agent shall make such deductions, (iii) the Borrower, such Guarantor or the Administrative Agent shall timely pay the full amount deducted to the relevant taxing authority, and (iv) within thirty days after the date of such payment by the Borrower or such Guarantor (or, if receipts or evidence are not available within thirty days, as soon as practicable thereafter, having provided such Agent or Lender with written notice of such delay), the Borrower or such Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent that such a receipt has been made available to the Borrower or such Guarantor (or, if such receipt is unavailable, other documentation reasonably satisfactory to such Agent or Lender evidencing such payment to such taxing authority). If the Borrower or a Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or such Guarantor, where such failure is reasonably expected to have a Material Adverse Effect, the Borrower or such Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) To the extent that it is legally able to do so, each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07 and any Participant to which a Lender sells its interest or a portion thereof in accordance with Section 10.07(e)) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent prior to the date on which the first payment is due hereunder, an accurate, complete and original signed copy of whichever of the following is applicable: (i) Internal Revenue Service Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero; (ii) Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; or (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit I and an Internal Revenue Service Form W-8BEN, certifying that the Foreign Lender is not a United States person. In addition, to the extent that a Foreign Lender is not acting for its own account (e.g., where the Foreign Lender is a partnership or participating Lender with respect to a typical participation), and to the extent that it is legally able to do so, such Foreign Lender agrees to complete and deliver to the Borrower and the Administrative Agent an accurate, complete and original signed copy of Internal Revenue Service Form W-8IMY (along with the forms, certificates and/or information required with respect to each beneficial owner).

(c) Thereafter and from time to time, each such Foreign Lender shall, to the extent that it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date on which any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date on which it becomes a party to this Agreement), (ii) on or before the date on which such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(e) Notwithstanding anything else herein to the contrary, if a Foreign Lender is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time when such Lender or such Agent first becomes a party to this Agreement, such U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax) shall be considered excluded from Taxes and no additional amounts shall be required to be paid in respect thereof under Section 3.01(a) with respect to such Lender or such Agent (except, with respect to a Foreign Lender that is an Assignee or a Participant, to the extent that the respective assigning Lender or participation-selling Lender was entitled to additional amounts pursuant to this Section 3.01). Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date on which such Lender or Agent becomes a party to this Agreement) solely as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender (other than at the written request of the Borrower to change such Lending Office).

(f) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g) If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum that it would have received had no such Taxes or Other Taxes been asserted whether or not such Taxes or other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(g) shall be made within forty-five days after the date on which the Borrower receives written demand for payment from such Agent or Lender.

(h) If any Lender or Agent determines, in its sole discretion, that such Lender or Agent has received and retained a refund which, in the good faith judgment of such Lender or Agent, is attributable to any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01 (an “Applicable Tax Refund”), it shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender or Agent, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Agent determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment pursuant to this Section 3.01 had not been required; provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Agent in the event that such party is required to repay such refund to the relevant taxing authority. Each Lender and the Agent shall use its reasonable best efforts to claim any Applicable Tax Refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or make available its tax returns or any other information that it deems confidential or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remission or repayments to which it may be entitled.

(i) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(i) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (f).

(j) The Borrower and Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Eurocurrency Rate Loans, or to determine or charge interest rates based upon the applicable Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue any affected Eurocurrency Rate Loans or to convert Base Rate Loans to such Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans that have not yet been incurred shall be deemed rescinded by the Borrower, and upon demand from such Lender (with a copy to the Administrative Agent), the Borrower shall prepay or, if applicable and such Loans are denominated in Dollars, convert all then outstanding affected Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Administrative Agent determines that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, in each case due to circumstances arising on or after the date hereof, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or which would have been so covered but for an exclusion included therein, (ii) the imposition of, or any change in the rate of, any taxes payable by such Lender, (iii) reserve requirements contemplated by Section 3.04(c) and (iv) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost) does not represent the cost to such Lender of complying with the requirements of any applicable Law in relation to its making, funding or maintaining of Eurocurrency Rate Loans, then from time to time reasonably promptly after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06; it being agreed that such Lender’s calculations of such costs shall, absent clearly demonstrable error, be final and conclusive), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time when any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may either (i) if the affected Eurocurrency Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date on which the Borrower receives any such demand from such Lender or (ii) if the affected Eurocurrency Rate Loan is then outstanding and is denominated in Dollars, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, if applicable.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or its parent or Affiliate as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall promptly pay to such Lender such additional amounts as will compensate such Lender for such reduction after its receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each

Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable reasonably promptly after receipt by the Borrower of written demand therefor (with a copy to the Administrative Agent).

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan not set forth in Article III, Section 4.02 or in Article VIII) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty days prior to the date on which such Lender has knowledge (or should have had knowledge)of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower, in the case of clauses (i) and (iii) only) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible

Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Borrower or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions to Credit Extensions

SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Arrangers:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A) originals (including any replacement of originals) of certificates, if any, representing the Pledged Equity referred to therein accompanied by originals (including any replacement of originals) of undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(B) evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) (w) a Closing Date and Solvency Certificate of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit J, (x) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, (y) the Organization Documents of each Loan Party, certified as of a recent date prior to the Closing Date by the appropriate governmental official to the extent applicable and (z) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date;

(v) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties substantially in the form of Exhibit H-1, an opinion from Kutak Rock LLP, Arkansas Counsel to the Loan Parties substantially in the form of Exhibit H-2, an opinion from Richards, Layton & Finger, P.A., Delaware counsel to the Loan Parties substantially in the form of Exhibit H-3, an opinion from Kutak Rock LLP, Nebraska Counsel to the Loan Parties substantially in the form of Exhibit H-4, an opinion from Lane Powell PC, Washington Counsel to the Loan Parties substantially in the form of Exhibit H-5 and an opinion from Akin Gump Strauss Hauer & Feld LLP, FCC regulatory counsel to the Loan Parties substantially in the form of Exhibit H-6;

(vi) evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(vii) certified copies of (A) the Merger Agreement and schedules thereto, duly executed by the parties thereto, (B) the Sponsor Management Agreement and (C) the Debt Tender Documents, in each case, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer that such documents are in full force and effect as of the Closing Date and that the conditions specified in clause (c) below have been satisfied; and

(viii) copies of a recent bankruptcy, Lien, tax, litigation and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(b) All Transaction Expenses required to be paid hereunder and invoiced on or before the Closing Date shall have been paid in full in cash.

(c) Prior to or substantially simultaneously with the initial Credit Extension on the Closing Date, (i) the Equity Contribution shall have been consummated and (ii) the Merger shall be consummated in accordance with the terms of the Merger Agreement (without giving effect to any consents, modifications, amendments or express waivers thereto (including, without limitation, the definition of “Company Material Adverse Effect” therein) that are materially adverse to the Lenders without the consent of the Arrangers, such consent not to be unreasonably withheld or delayed).

(d) Prior to or substantially simultaneously with the initial Credit Extensions on the Closing Date, the Borrower shall have received at least $7,700,000,000 in gross cash proceeds from the issuance of any Senior Cash-Pay Notes, the issuance of any Senior Toggle Notes and/or the incurrence of any Senior Interim Loans, in each case minus any related Transaction Expenses from the issuance of any such Senior Cash-Pay Notes and/or the issuance of any such Senior Toggle Notes and/or the incurrence of any such Senior Interim Loans.

(e) Prior to or substantially simultaneously with the initial Credit Extensions on the Closing Date, the Company shall have taken all other necessary actions such that, after giving effect to the Transaction, (i) the Company, the Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Loans and L/C Obligations, (B) any Senior Cash-Pay Notes, any Senior Toggle Notes and any Senior Interim Loans and (C) Indebtedness permitted by Section 7.03(b) or Section 7.03(z), (ii) the Borrower shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than common stock owned by the Company and (iii) the Company shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than (x) common stock owned by the Parent and (y) other Equity Interests on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Arrangers to the extent material to the interests of the Lenders.

(f) The Arrangers shall be reasonably satisfied that there shall be no competing issues of debt securities or commercial bank or other credit facilities of Parent, the Company or any of their respective Subsidiaries being offered, placed or arranged (other than the Senior Cash-Pay Notes, the Senior Toggle Notes, the Senior Interim Loans, any commercial paper rollover, any replacements, extensions and renewals of existing debt that matures prior to the Closing Date and any other debt of the Company and its Subsidiaries permitted to be incurred pursuant to the Merger Agreement) if such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Arrangers, a detrimental effect upon the primary syndication of the Facilities.

(g) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

(h) The Arrangers shall have received the Pro Forma Financial Statements.

(i) The Arrangers shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five business days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document (except, in the case of the initial Credit Extensions on the Closing Date, solely the representations and warranties contained in Sections 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.14, 5.15 and 5.18 and in any other Loan Document) shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) Except in the case of the initial Credit Extensions on the Closing Date, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each of the Company and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent that such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent that such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (a) contravene the terms of any of such Person’s Organization Documents, (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries except with respect to any breach, contravention or violation (but not creation of Liens) to the extent that such breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect or (c) subject to Section 10.24 hereof, violate any applicable material Law or violate any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, (iii) the approvals, consents, exemptions, authorizations, actions, notices and filings that may be required by Section 10.24 hereof, if any, and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Company and its

Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes.

(ii) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Company and its Subsidiaries for the periods set forth therein (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its Subsidiaries as at September 30, 2007 and their estimated results of operations for the period covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries for each fiscal year ending after the Closing Date until the fiscal year ending December 31, 2012, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company or the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company, the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Company or its Subsidiaries pending or, to the knowledge of the Company or the Borrower, threatened; (b) hours worked by and payment made based on hours worked to employees of each of the Company or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any of the Company or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.08. Ownership of Property; Liens. (a) Each Loan Party and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in (or, in the case of real property only, easements or other limited property interests in), all material property necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than as permitted by Section 7.01) and except where the failure to have such good title or other interest could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers any Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained.

SECTION 5.09. Environmental Matters.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries and all Real Estate are in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business or in which such Real Estate is situated (including having obtained all Environmental Permits); (ii) none of the Loan Parties or any of their respective Subsidiaries is subject to any pending, or to the knowledge of the Company or the Borrower, threatened Environmental Claim or any other Environmental Liability; (iii) no Loan Party and no Subsidiary of any Loan Party is conducting or financing or is required to conduct or finance any investigation, removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any currently or formerly owned or leased Real Estate.

(b) None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Taxes. Except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which reasonably adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) none of the Company, the Borrower or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) none of the Company, the Borrower or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan on an accumulated benefit obligation (ABO) basis; and (v) none of the Company, the Borrower or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12. Subsidiaries. As of the Closing Date, neither the Company nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in each Loan Party and its Material Subsidiaries have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by the Company or any other Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Company, the Borrower and each of their respective Subsidiaries in each Subsidiary thereof, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Company, the Borrower nor any other Loan Party is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading, it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their respective Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, technology, trade secrets, proprietary information, domain names, software, know-how, database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “Intellectual Property”), free and clear of all Liens (other than Liens permitted by Section 7.01), that are necessary for the operation of its business as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company or the Borrower, the operation of the respective businesses of the Company or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or otherwise violate any rights held by any Person except for such infringements, misuses, misappropriations or violations, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Junior Financing. The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 5.18. Communications Licenses and Regulatory Matters.

(a) Schedule 5.18(a) accurately and completely lists all material Communications Licenses. The Borrower, the Company and their respective Subsidiaries have all licenses, permits, franchises, applications or other authorizations from the FCC required in connection with the conduct by the Borrower, the Company or any of their respective Subsidiaries of the businesses as presently conducted, except where the failure to have any license, permit, franchise, application or other authorization could not, individually or in the aggregate, have a Material Adverse Effect. All Communications Licensees are in full force and effect and are duly issued in the name of, or validly assigned to, the Borrower, the Company and their respective Subsidiaries, or the entities named on said Schedule 5.18(a), except as could not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Borrower, the Company and each of their respective Subsidiaries are in compliance with Communications Law, except where such failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.18(b), neither the Company nor the Borrower has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or filed with or before the FCC, with respect to the Borrower, the Company, or any of the Subsidiaries (other than proceedings relating to the wireless communications industry generally). No event has occurred that results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modifications, impairment, restriction or termination of, or order of forfeiture with respect to, any Communications License, except as could not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Borrower, the Company and each of their respective Subsidiaries has duly filed any and all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.

(d) The Borrower, the Company and each of their respective Subsidiaries has complied (or will comply when required), in all material respects, with conditions set forth in the Governmental Approvals from the FCC.

(e) Except as set forth on Schedule 5.18(e), neither the Borrower nor the Company knows of any reason why any of the Communications Licenses should not be renewed in the regular course without any materially adverse conditions.

(f) No Governmental Approval is required to be obtained that has not been obtained, and no filing under Communications Law that has not been made is necessary, in connection with the Transactions, except as could not, individually or in the aggregate, have a Material Adverse Effect and except for (i) any filings after the consummation of the merger to inform Governmental Authorities that the merger has been consummated, all of which filings will promptly be made and (ii) ownership reports on FCC Form 602. All such Governmental Approvals have been duly obtained, taken, given or made, and are in full force and effect, except as could not, individually or in the aggregate, have a Material Adverse Effect. No petition for reconsideration, application for review, or appeal with respect any Governmental Approval has been filed or made.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), the Company and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of their respective Restricted Subsidiaries to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in each case, (i) audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with, so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants or prohibited by the rules and regulations of the Public Company Accounting Oversight Board (PCAOB), a certificate of such accounting firm stating that in the course of its regular audit of the Company and its consolidated Subsidiaries, such accounting firm has obtained no knowledge of any Event of Default relating to Section 7.15 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries in accordance with GAAP and (iii) accompanied by a Narrative Report with regard thereto;

(b) as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended March 31, 2008), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and all of which shall be (x) certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries in accordance with GAAP, subject only to changes resulting from audit, normal year-end adjustments and the absence of footnotes and (y) accompanied by a Narrative Report with respect thereto;

(c) within ninety days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2007) of the Company, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Company for its internal use (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Company that holds all of the Equity Interests of the Company or (B) the Company’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent that such information relates to a parent of the Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Company (or such parent company), on the one hand, and the information relating to the Company, the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent that such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally-recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Any financial statements required to be delivered pursuant to Section 6.01(b) prior to the first date of delivery of financial statements pursuant to Section 6.01(a) following the Closing Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent that it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company or the Parent files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent that such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any statements or reports furnished to the holder of (i) any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount, (ii) any Senior Exchange Notes, any Senior Interim Loans and any Refinanced Bridge Indebtedness, (iii) any publicly-issued debt, (iv) any Existing Retained Indebtedness or (v) any Existing Retired Notes, so long as not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to:

(i) Section 6.01(a) and Section 6.01(b), a certificate of a Responsible Officer of the Borrower (A) to the effect that no Default existed during the period covered by such financial statements, or if any Default did exist, specifying the nature and extent thereof, (B) attaching a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list, (C) the calculation of Consolidated Senior Secured Debt to Consolidated EBITDA for the relevant Test Period, (D) the calculation of Consolidated Total Debt to Consolidated EBITDA for the relevant Test Period and (E) the amount of any Pro Forma Adjustment not previously set forth in a certificate delivered pursuant to Section 6.02(e) or any change in the amount of a Pro Forma Adjustment set forth in any certificate previously delivered pursuant to Section 6.02(e) and, in either case, in reasonable detail, the calculations and basis therefor; and

(ii) Section 6.01(a), a certificate of a Responsible Officer of the Borrower (A) attaching a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report, and (B) setting forth in reasonable detail the Available Amount and the Available Equity Amount as at the end of the fiscal year to which such financial statements relate;

(e) not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of a Responsible Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

SECTION 6.03. Notices. Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent:

(a)(i) of the occurrence of any Default and (ii) any litigation or governmental proceeding pending against the Company, the Borrower or any of their respective Subsidiaries, including pursuant to any applicable Environmental Laws or in respect of Intellectual Property, that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(b) of (i) the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (ii) the occurrence of any ERISA Event that, in the case of (i) and (ii), has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c) of any material developments relating to any aspect of the Governmental Approvals, any filings or challenges by a third party relating to the Governmental Approvals or any reconsideration of the Governmental Approvals by the FCC on its own motion or filings related thereto (including any termination, cancellation, revocation or designation for hearing or modification of the Governmental Approvals or the existence of facts or circumstances as a result of which any such termination, cancellation, revocation or designation for hearing or modification is reasonably likely to occur); and

(d) of any one or more of the following environmental matters, unless such environmental matters known to the Company, the Borrower and their respective Restricted Subsidiaries could not, individually or when aggregated with all other such environmental matters, be reasonably expected to result in a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against any Loan Party or any currently or formerly owned or leased Real Estate or any predecessor in interest of the Company, the Borrower or any Restricted Subsidiary or any other Person for which any Loan Party is alleged to be liable by contract or operation of law;

(ii) any condition or occurrence on any currently or formerly owned or leased Real Estate that (x) could reasonably be expected to result in noncompliance by any Loan Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Loan Party or any currently or formerly owned or leased Real Estate;

(iii) any condition or occurrence on any currently or formerly owned or leased Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law that would be inconsistent with the present use or operation of such Real Estate; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release into the environment of any Hazardous Material on, at, under or from any currently or formerly owned or leased Real Estate.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party has taken and/or proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent that (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. In the case of the Company, the Borrower and each of their respective Restricted Subsidiaries that is a Material Subsidiary, (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) except, in the case of (a) or (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Article VII. The foregoing shall not restrict in any way any conversion of a corporation, a limited liability company or another entity to a different legal form, including, without limitation, the conversion of the Borrower to a Delaware limited liability company at any time following the Closing.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.

SECTION 6.07. Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in a Similar Business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in a Similar Business) as are customarily carried under similar circumstances by such other Persons and to furnish the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that, notwithstanding the foregoing, in no event shall the Company, the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in accordance with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company, the Borrower or any of the Restricted Subsidiaries, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent, whether on its own or in conjunction with the

Required Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 6.10, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary), the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary (other than a direct Subsidiary of the Company) or any Domestic Subsidiary becoming a wholly owned Material Domestic Subsidiary:

(i) within sixty days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree to in its reasonable discretion:

(A) cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent;

(D) take and cause such Material Domestic Subsidiary and each direct or indirect parent company of such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of financing statements under the Uniform Commercial Code and the delivery of stock and membership interest certificates to the extent certificated (other than the stock of any such Subsidiary that is directly owned by the Company)) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law),

(ii) within forty-five days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree to in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel to the Loan Parties, reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; provided that, notwithstanding the foregoing, any such opinion shall not be required to be delivered prior to the expiration of the sixty-day period specified in clause (i) above or, if earlier, the date on which the requirements specified in sub-paragraphs (A) through (D) of clause (i) above have been satisfied, and

(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, surveys or environmental assessment reports; and

(b)(i) the Borrower and the Company will cause their respective Restricted Subsidiaries to obtain the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A; and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party other than the Company, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and the Company or the Borrower, as applicable, promptly thereafter shall cause such Material Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b).

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:

(a) Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the assets by which the Obligations are intended to be secured.

(b) In the case of any Material Real Property, provide the Administrative Agent with fully executed and notarized Mortgages that have been duly executed, acknowledged and delivered by the record owner of such property, and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties, encumbering each Material Real Property (the “Mortgaged Property”), with respect to such owned real property within sixty (60) days (or such longer period as the Administrative Agent may agree to in its sole discretion) after the Closing Date and/or the acquisition of, or, if requested by the Administrative Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent available in each applicable jurisdiction (the “Mortgage Policies”), with endorsements and in amounts not less than the fair market value of each of the real properties covered thereby, in form and substance reasonably acceptable to the Administrative Agent for each Mortgaged Property, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, dated as of the date of recordation of the Mortgage for such Mortgaged Property, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents), such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request, and evidence satisfactory to the Administrative Agent that all expenses and premiums of the title company and all other sums required in connection with the issuance of the Mortgage Policies have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iii) opinions of local counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv) flood certifications and evidence of flood insurance if such property is located in an area designated by the Federal Emergency Management

Agency as having special flood or mud slide hazards and is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the FRB, in form and substance reasonably satisfactory to Administrative Agent; and

(v) final “as-built” ALTA surveys for each Mortgaged Property completed in accordance with the Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA and ACSM in 2005, with additional Title A survey requirements as reasonably requested by the Administrative Agent, certified to Administrative Agent and the title insurance company insuring the Lien of each such Mortgage; and such other documents as the Administrative Agent may reasonably request and which are customarily delivered in connection with security interests in Real Estate and evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14. Designation of Subsidiaries. The board of directors of the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Securitization Subsidiary in connection with the establishment of a Qualified Securitization Financing, immediately after giving effect to such designation, the Company and the Borrower shall be in compliance with the covenant set forth in Section 7.15 (calculated on a Pro Forma Basis) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate notifying the Administrative Agent and also setting forth in reasonable detail the calculations demonstrating compliance with the covenant set forth in Section 7.15 (calculated on a Pro Forma Basis) in this clause (ii)) and (iii) no Subsidiary may be designated or continue to constitute an Unrestricted Subsidiary if, after such designation or during the time such Subsidiary is so designated, it would be or remain a “Restricted Subsidiary” (or such similar term) for the purpose of the Senior Exchange Notes, the Senior Interim Loans, the Refinanced Bridge Indebtedness or any other Junior Financing or any other Indebtedness of any Loan Party. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.15. Communications License Subsidiaries. The Borrower and the Company agree to (a) use commercially reasonable efforts to cause each Communications License acquired after the date hereof by the Borrower, the Company or a Restricted Subsidiary (including any Communications License acquired in the FCC 700 MHz Auction, but excluding any Communications License acquired directly or indirectly in connection with an acquisition of a Person, business, line of business or other assets) that is used or to be used in connection with the operation of the business of the Company, the Borrower or any Restricted Subsidiary to be held in a License Subsidiary or, (b) if the Borrower and the Company are unable to cause such Communications Licenses to be held in the manner described in clause (a) after using such commercially-reasonable efforts, to use commercially reasonable efforts to cause such Communications Licenses to be held by a Loan Party that is a Subsidiary of the Borrower (or a Person that becomes a Loan Party that is a Subsidiary of the Borrower); provided that the foregoing obligations shall not apply (x) to the extent that holding such Communications Licenses in a License Subsidiary or in any Subsidiary of the Borrower (A) is prohibited by any applicable Law, (B) would require the consent or authorization of any Governmental Authority that is not already being obtained or (C) would result in additional costs, other than immaterial administrative or legal costs in connection with any transfers required to effect the foregoing provisions, or any adverse tax or accounting consequences resulting therefrom, each as reasonably determined by the Borrower or (y) if Borrower and the Administrative Agent shall otherwise agree.

SECTION 6.16. Repurchase and Redemption of Existing Retired Notes. The Borrower shall, and shall cause ALLTEL Ohio Limited Partnership to, (a) purchase each series of Existing Retired Notes pursuant to the Debt Offers (as defined in the Merger Agreement) contemplated in the Merger Agreement to the extent that such Existing Retired Notes are validly tendered and not withdrawn in such Debt Offers and (b) to the extent permitted under the respective indentures governing such Existing Retired Notes (as amended and supplemented to the date hereof), deliver a notice of redemption for any Existing Retired Notes not so tendered (or other similar document, if applicable) on or promptly following the Closing Date (but in any event not later than five Business Days following the Closing Date) and set aside funds sufficient to redeem such Existing Retired Notes to be so redeemed in accordance with the applicable indenture.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), the Borrower shall not, and the Company and the Borrower shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly (and, solely with respect to Sections 7.11, 7.13, 7.14, and 7.15, the Company shall not):

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (x) $5,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Liens outstanding in reliance on this clause (b) that are not set forth on Schedule 7.01(b)) shall only be permitted in reliance on this clause (b) to the extent that such Lien is listed on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business, so long as, in each case, such Liens arise in the ordinary course of business;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and their respective Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the Mortgaged Property;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of such Restricted Subsidiaries are permitted pursuant to Section 7.03(m);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower, any Restricted Subsidiary and their respective Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(o) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent that such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.03(b), Section 7.03(g), Section 7.03(m) or Section 7.03(u);

(o) Liens in favor of the Borrower or any Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(v) [Reserved];

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower, any Restricted Subsidiary or any of their respective Subsidiaries are located;

(x) Liens arising from precautionary financing statement or similar filings under the Uniform Commercial Code;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens granted by any Securitization Subsidiary on any Securitization Assets or accounts into which collections or proceeds of Securitization Assets are deposited, in each case arising in connection with a Qualified Securitization Financing;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and their respective Subsidiaries, taken as a whole;

(bb) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc) Liens, including Liens on the Collateral that rank pari passu with or are subordinated to the Obligations, securing Indebtedness permitted under Section 7.03(r);

(dd) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i), (p) and (cc) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(ee) [Reserved];

(ff) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $500,000,000 determined as of the date of incurrence; provided that at the time when such Indebtedness is incurred and to the extent that such Liens are contemplated to be on assets that are Collateral, the holders of such Indebtedness shall have entered into intercreditor arrangements reasonably satisfactory to the Administrative Agent providing that such Liens shall rank junior to any Lien securing obligations.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or any Restricted Subsidiary in assets that were Cash Equivalents;

(b) loans or advances to officers, directors and employees of the Company (or any direct or indirect parent thereof), the Borrower and any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company (or any direct or indirect parent thereof; provided that, to the extent that such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $20,000,000;

(c) Investments consisting of licensing or contribution of Intellectual Property with other Persons, in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party (other than the Company), (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) subject to Section 7.13, by any Non-Loan Party in a Loan Party (other than the Company), and (iv) by any Loan Party in any Restricted Subsidiary that is a Non-Loan Party; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (iv) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is ninety days after the Closing Date) and (B) the aggregate amount of Investments made pursuant to this clause (iv), when aggregated with all Investments made pursuant to Section 7.02(j)(B) and the amount of any deemed Investment made in accordance with the proviso in Section 7.05(j), shall not exceed at any time outstanding the sum of (x) $500,000,000, (y) to the extent that the Senior Secured Leverage Ratio Test is met after giving effect to the making of such Investments, the Available Amount at such time and (z) the Available Equity Amount and (C) all such Investments in the form of Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to subordination terms that are no less favorable to the Lenders and the Agents than those set forth in Section 5.03(b) of the Security Agreement;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Indebtedness (but only to the extent that such Indebtedness was permitted without reference to this Section 7.02), fundamental changes and Restricted Payments permitted under Sections 7.03 (other than 7.03(d)), 7.04 and 7.06, respectively;

(g) Investments (i) existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof or (ii) contemplated on the date hereof and, in each case, set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(A) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);

(B) the aggregate amount of Investments made in Persons that do not become Loan Parties, when aggregated with all Investments made pursuant to Sections 7.02(d)(iv) and the amount of any deemed Investments made in accordance with the proviso in Section 7.05(j), shall not exceed at any time outstanding the sum of (x) $500,000,000, (y) to the extent that the Senior Secured Leverage Ratio Test is met after giving effect to the making of such Investments, the Available Amount at such time and (z) the Available Equity Amount;

(C) the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(D) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Total Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition is less than or equal to 8.00 to 1.00 (calculated on a Pro Forma Basis) and, satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) the Transaction;

(l) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to the Company (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Company (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(o) additional Investments that do not exceed in the aggregate at any time outstanding the sum of (x) $1,250,000,000, (y) to the extent that the Senior Secured Leverage Ratio Test is met after giving effect to the making of such Investments, the Available Amount at such time and (z) the Available Equity Amount. The foregoing amount may be increased, to the extent not otherwise included in the determination of the Available Equity Amount or the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any Investment pursuant to this clause (o) (which amount referred to in this sentence shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(p) Investments in joint ventures (regardless of the legal form) and Unrestricted Subsidiaries not to exceed in the aggregate at any one time outstanding $500,000,000;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Company (or of any direct or indirect parent thereof);

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(v) [Reserved];

(w) [Reserved];

(x) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as customary equity contribution, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(y) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent that such Investments are financed with the proceeds received by such Restricted Subsidiary from a prior or substantially simultaneous Investment made pursuant to clauses (o) or (p) of this Section 7.02; and

(z) to the extent deemed to constitute an Investment, the direct purchase from the FCC of licenses and rights (but not the Investment in any Person) made in connection with the FCC 700 MHz Auction.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness; provided that the Borrower and any Restricted Subsidiary may incur Indebtedness if (x) immediately before and after such incurrence, no Default shall have occurred and be continuing and (y) the Total Leverage Ratio (calculated after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) would not be greater than the lesser of (1) 8.00 to 1.00 and (2) the Total Leverage Ratio as of the Closing Date; provided that such Total Leverage Ratio shall be reduced to 7.50:1.00 after the end of the eighteenth month following the Closing Date to the extent that the Total Leverage Ratio as of the Closing Date exceeded 7.50:1.00 (in each case calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom); provided, further, that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to the foregoing exception, when aggregated with the principal of all Indebtedness of Restricted Subsidiaries that are Non-Loan Parties incurred pursuant to Sections 7.03(c), 7.03(g) and 7.03(m), in an aggregate amount in excess of $900,000,000 at any time outstanding. The limitations set forth in the immediately preceding sentence shall not apply to any of the following items:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) (i) Indebtedness existing on the date hereof (other than any Indebtedness in respect of the Existing Retired Notes); provided that any Indebtedness that is in excess of (x) $5,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b) that is not set forth on Schedule 7.03(b)) shall only be permitted under this clause (b) to the extent that such Indebtedness is set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to subordination terms that are no less favorable to the Lenders and the Agents than those set forth in Section 5.03(b) of the Security Agreement;

(c) Guarantees by the Company, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty of the Obligations on terms that are no less favorable to the Lenders as those contained in the subordination of such Indebtedness; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the subordination terms that are no less favorable to the Lender and the Agents than those set forth in Section 5.03(b) of the Security Agreement; provided, further, that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to the foregoing exception, when aggregated with the principal of all Indebtedness of Restricted Subsidiaries that are Non-Loan Parties incurred pursuant to Section 7.03(g), Section 7.03(m) and the first paragraph of Section 7.03, in excess of $900,000,000 at any time outstanding;

(d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or a Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to subordination terms that are no less favorable to the Lenders and the Agents than those set forth in Section 5.03(b) of the Security Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions, (iii) Indebtedness arising under Capitalized Leases other than those in effect on the date hereof or entered into pursuant to subclauses (i) and (ii) of this clause (e) and, in each case, any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding incurred pursuant to this clause (e) shall not exceed $400,000,000;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes and Guarantees thereof;

(g) Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition that is secured only by the assets or business acquired in the applicable Permitted Acquisition (other than the acquired Equity Interests of any Person directly so acquired) or other assets not constituting Collateral (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed $400,000,000; provided that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to the foregoing exception, when aggregated with the principal of all Indebtedness of Restricted Subsidiaries that are Non-Loan Parties incurred pursuant to Section 7.03(c), Section 7.03(m) and the first paragraph of Section 7.03, in excess of $900,000,000 at any time outstanding;

(h) Indebtedness (x) representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries and their respective Subsidiaries incurred in the ordinary course of business or (y) consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(i) (x) Indebtedness to current or former officers, directors, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company (or any direct or indirect parent thereof) permitted by Section 7.06 or (y) consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(j) Indebtedness incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(k) [Reserved];

(l) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(m) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $750,000,000; provided that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to the foregoing exception, when aggregated with the principal of all Indebtedness of Restricted Subsidiaries that are Non-Loan Parties incurred pursuant to Section 7.03(c), Section 7.03(g) and the first paragraph of Section 7.03, in excess of $900,000,000 at any time outstanding;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Company, the Borrower or any of their respective Subsidiaries (other than another Securitization Subsidiary);

(r) Indebtedness equally and ratably secured by the Collateral that is incurred by the Borrower or any Restricted Subsidiary that is a Loan Party to finance (or to fund dividends to the Company to finance) the payment of regularly-scheduled principal and interest on, any mandatory redemption, repurchase or other retirement of, any of the Existing Retained Indebtedness (including any fees, premiums and expenses incurred with respect to any such payment, redemption, repurchase or retirement) as and when required to be paid; provided in each case that (A) both immediately prior and after giving effect to such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof, no Default shall exist or result therefrom, (B) the Senior Secured Leverage Ratio (calculated after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) shall not be greater than 5.25 to 1.00 and (C) such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof shall be subject to a collateral sharing agreement and, if applicable, intercreditor arrangements that limit the exercise of remedies in respect of such Indebtedness prior to the Lenders and in each case on terms and conditions reasonably satisfactory to the Administrative Agent;

(s)(i) Indebtedness and Guarantees in respect of any Senior Facility in an aggregate principal amount not to exceed $7,700,000,000 plus the PIK Interest Amount and (ii) any modification, replacement, refinancing, refunding, renewal or extension thereof (including Permitted Subordinated Notes, the Senior Term Loans (as defined in the Senior Interim Loan Credit Agreement) and/or the Senior Exchange Notes); provided that except to the extent otherwise expressly permitted hereunder, (A) the principal amount of any Indebtedness modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (ii) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by such amount equal to the unpaid accrued interest and premium thereon and any PIK Interest Amounts plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding renewal or extension, (B) the direct and contingent obligor with respect to such Indebtedness is not changed, (C) such Indebtedness shall have a final maturity date equal to or later than six months after the latest Maturity Date of any Credit Facility and (D) the terms and conditions (including, if applicable, as to collateral, if any, but excluding as to interest rate and prepayment premium) of any such modified, replaced, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of this Agreement; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five-Business-Day period (or such shorter period) that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) (such modified, replaced, refinanced, refunded, renewed or extended Indebtedness, “Refinanced Bridge Indebtedness”);

(t) Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Loan Party to finance (or to fund dividends to the Company to finance) regularly scheduled principal and interest on, any mandatory redemption, repurchase or other retirement of, any of the Existing Retained Indebtedness (including any fees, premiums and expenses incurred with respect to any such payment, redemption, repurchase or retirement); provided in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof is unsecured;

(u) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding, does not exceed 2.5% of Foreign Subsidiary Total Assets;

(v) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(w) Indebtedness incurred in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money or Swap Contracts;

(x) Indebtedness in respect of (i) Permitted Subordinated Notes to the extent the Net Cash Proceeds therefrom are immediately after the receipt thereof, offered to prepay the Term Loans in accordance with Section 2.05(b)(iii) and (ii) any Permitted Refinancing of the foregoing;

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above; and

(z) Existing Retired Notes in an aggregate principal amount not to exceed $33,794,000 that, with respect to each series thereof, shall cease to remain outstanding no later than the date that is five Business Days after the completion of the redemption or other similar period applicable to such series of Existing Retired Notes following the delivery of each such notice of redemption (or other similar document, if applicable) delivered in accordance with Section 6.16, unless the Borrower or ALLTEL Ohio Limited Partnership, as applicable, shall have deposited with the applicable trustee for each series of Existing Retired Notes an amount sufficient to redeem, repurchase or otherwise retire any portion of Existing Retired Notes that remains outstanding after the expiration of such five-Business-Day period.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date on which such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (z) (other than clauses (r), (s) and (t)) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred on such date in reliance only on the exception in clause (a) of Section 7.03 and (ii) all Indebtedness outstanding under the Senior Exchange Notes, the Senior Interim Loans and any Refinanced Bridge Indebtedness will be deemed to have been incurred on such date in reliance only on the exception of clause (s) of Section 7.03.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) no Default exists or would result therefrom, (y) the Borrower shall be the continuing or surviving Person, (z) such merger or consolidation does not result in the Borrower ceasing to be formed under the Laws of the United States, any state thereof or the District of Columbia;

(b) (i) any Restricted Subsidiary that is a Non-Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is a Non-Loan Party or a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is a Non-Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as (x) no Default exists or would result therefrom and (y) after giving effect to such transaction, the Company and the Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.15, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party (other than the Borrower), unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any Person other than the Borrower (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11; and (B) in the case of subclause (ii) only, (1) if the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which the Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (2) the Senior Secured Leverage Ratio for the Test Period immediately preceding such merger or consolidation is less than or equal to 5.25 to 1.00 (calculated on a Pro Forma Basis);

(f) the Merger may be consummated; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and any Restricted Subsidiary (including, failure to pursue or allowing any registrations or any applications for registration of any Intellectual Property to lapse or go abandoned in the ordinary course of business);

(b) Dispositions of inventory, goods held for sale in the ordinary course of business;

(c) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(d) Dispositions of property (i) to the Borrower or a Restricted Subsidiary; provided in each case that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that the Fair Market Value of all property so Disposed of in reliance on this clause (f) (taken together with the aggregate Fair Market Value of all property Disposed of pursuant to Section 7.05(k)) shall not exceed either (i) 2.5% of Total Assets per year or (ii) 10.0% of Total Assets in the aggregate, in each case determined at the time of Disposition;

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, non-exclusive licenses or non-exclusive sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Permitted Asset Swap; provided that (i) the assets held by non-Loan Parties, to the extent received in exchange for assets of Loan Parties pursuant to a Permitted Asset Swap, shall be deemed an Investment for purposes of Section 7.02 and shall not exceed at any time outstanding $500,000,000 (when aggregated with all Investments made pursuant to Sections 7.02(d) (iv) and 7.02(j)(B)) and (ii) the portion of the consideration received in exchange for the disposed asset in the form of Cash Equivalents shall constitute proceeds of a Disposition subject to Section 2.05 and that portion of such Disposition related to such Cash Equivalents shall be treated as a Disposition subject to either Section 7.05(k) or Section 7.05(r);

(k) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) (taken together with the aggregate Fair Market Value of all property Disposed of pursuant to Section 7.05(f) and Section 7.05(r)) shall not exceed 10.0% of Total Assets in the aggregate; and (iii) with respect to any Disposition pursuant to this Section 7.05(k) for a purchase price in excess of $50,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l) and clauses (i) and (ii) of Section 7.01(t)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms expressly subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 1.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time of receipt and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(l) in excess of $100,000,000 in any calendar year shall be applied to prepay Term Loans in accordance with Section 2.05(b)(ii)(A) and may not be reinvested in the business of the Borrower or such Restricted Subsidiaries;

(m) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o) [Reserved];

(p) the unwinding of any Swap Contract;

(q) any Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; and

(r) Dispositions to the extent that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate consideration for all such Dispositions consummated after the Closing Date, when combined with all Dispositions made pursuant to Section 7.05(f) and Section 7.05(k), does not exceed 15% of Total Assets (determined at the time of each Disposition), (iii) the Net Cash Proceeds of any such Disposition are promptly applied to the prepayment of Term Loans as provided in Section 2.05(b)(ii) without giving effect to any reinvestment rights set forth in Section 2.05(b)(ii)(B) and without giving effect to either any decrease in the Disposition Prepayment Percentage below 100% pursuant to Section 2.05(b)(ii)(A) or the entirety of Section 2.05(b)(vii)), (iv) with respect to any Disposition pursuant to this Section 7.05(r) for a purchase price in excess of $50,000,000, the Borrower or a Restricted Subsidiary shall, subject to the parenthetical immediately preceding the proviso below, receive not less than 75% of such consideration in the form of Cash Equivalents, in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a) and Section 7.01(l) (or, to the extent that less than 75% of such consideration is in the form of Cash Equivalents, the Borrower shall apply the amount of such difference to the prepayment of Term Loans as provided in clause (iii) above); provided, however, that for the purposes of this clause (iv), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms expressly subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any Designated Non-Cash Consideration received by such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B) that is at that time outstanding, not in excess of 1.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time of receipt and without giving effect to subsequent changes in value, shall be deemed to be cash;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e), Section 7.05(i) and Section 7.05(m) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent that any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to any Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Borrower may redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby or (ii) the Borrower and each of the Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date, including the Closing Distribution, to consummate the Transaction;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04, 7.08(c), 7.08(d), 7.08(e), 7.08(g), 7.08(h) or 7.08(i);

(e) repurchases of Equity Interests in the Company deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower may pay (or make Restricted Payments to allow any direct or indirect parent company thereof to pay) for the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company (or of any such direct or indirect parent of the Company) held by any present or former employee, director, officer or consultant (or any spouses, former spouses, executors, successors, administrators, heirs, legatees, estates or immediate family members) of the Company (or any direct or indirect parent company thereof) or any of its Subsidiaries, so long as such repurchase, redemption or other acquisition or retirement is pursuant to, and in accordance with the terms of, any stock option or stock appreciation rights plan, any management, director and/or employee benefit, stock ownership or option plan, stock subscription plan or agreement, employment termination agreement or any employment agreements or stockholders’ or shareholders’ agreement; provided, however, that the aggregate amount of payments made under this Section 7.06(f) do not exceed in any calendar year $50,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $100,000,000 in any calendar year);

(g) the Borrower may make Restricted Payments to the Company or to any direct or indirect parent of the Company:

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability (including additions to tax, penalties and interest with respect thereto) to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by the Company (or such direct or indirect parent of the Company) that includes the Borrower or any of its Subsidiaries, to the extent that such tax liability (including additions to tax, penalties and interest with respect thereto) does not exceed the lesser of (A) the taxes that would have been payable by the Borrower, the Restricted Subsidiaries and/or their respective Subsidiaries, as a stand-alone group and (B) the actual tax liability (including additions to tax, penalties and interest with respect thereto) of the Company’s consolidated, combined, unitary or affiliated group (or, if the Company is not the parent of the actual group, the taxes that would have been paid by the Company and its Subsidiaries as a stand-alone group), reduced by any such payments paid or to be paid directly by the Borrower, the Restricted Subsidiaries or their respective Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the Company’s operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Company’s Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses (including additions to tax, penalties and interest with respect to the foregoing) required to maintain the Company’s (or any of its direct or indirect parents’) corporate existence;

(iv) distributions to the Company to facilitate an Investment by the Borrower or any Restricted Subsidiary that is permitted under Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower shall, immediately following the closing thereof, (1) cause all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Restricted Subsidiary, (2) cause the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or any Restricted Subsidiary and (3) comply with Section 6.11 and Section 6.13 to the extent applicable;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent of the Company to pay) costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Company or any direct or indirect parent of the Company to the extent that such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(vii) the proceeds of which shall be used to pay regularly-scheduled principal and interest on, or any mandatory redemption, repurchase or other retirement of, any of the Existing Retained Indebtedness, it being understood that Restricted Payments may be made to the Company with the proceeds of (A) Incremental Term Loans and (B) the proceeds of Indebtedness permitted under Section 7.03(r) and Section 7.03(t), in each case to finance the redemption, repurchase or other retirement of the Existing Retained Indebtedness; and

(viii) the proceeds of which are used to make payments by the Company required to be made under the Tax Sharing Agreement, dated as of July 17, 2006, by and among the Company and Windstream Corporation (as successor in interest to Valor Communications Group, Inc.), as such agreement is in effect on the Closing Date;

(h) the Borrower or any of the Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the payment of any dividend or distribution within sixty days after the date of declaration thereof, if on the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(j) so long as no Default shall have occurred and be continuing or would result therefrom, the declaration and payment of dividends on the common stock of the Company (or any of its direct or indirect parent companies) following the first public offering of the Company common stock (or the common stock of any of its direct or indirect parents after the Closing Date), of up to 6.0% per annum of the net proceeds received by or contributed to the Company (or such parent of the Company) in or from any such public offering (and, in each case, further contributed to or received by the Borrower), other than public offerings with respect to the Company’s common stock (or common stock of any of the Company’s direct and indirect parent companies) registered on Form S–4 or Form S–8;

(k) payments made by the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any of their respective present or former employees, directors, managers or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of their respective Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and the Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount, together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.12(a)(iv), not to exceed the sum of (x) $500,000,000, (y) to the extent that the Senior Secured Leverage Ratio Test is met after giving effect to the making of such Restricted Payment, the Available Amount at such time and (z) the Available Equity Amount; and

(m) beginning on the fifth anniversary of the date of issuance of any Qualified Holding Company Debt so long as no Default has occurred and is continuing, the Borrower or a Restricted Subsidiary may pay dividends to the Company so long as (A) the proceeds thereof are promptly applied to fund cash interest payments or “AHYDO catch-up” payments on Qualified Holding Company Debt and (B) the Senior Secured Leverage Ratio for the most recently ended Test Period would not be greater than 4.75 to 1.00 (calculated on a Pro Forma Basis after giving effect to the payment of such dividends).

Notwithstanding anything to the contrary contained in Article 7 (including Section 7.02 and this Section 7.06), the Company and the Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on or in respect of the Company’s Equity Interests or purchase or otherwise acquire for cash any Equity Interests of the Company or any direct or indirect parent of the Company, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring any Equity Interests of the Company or any direct or indirect parent of the Company for cash from the Sponsors, or guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Equity Interests to or from the Sponsors, in each case by means of utilization of the cumulative dividend and investment credit provided by the use of the Applicable Amount or the exceptions provided by Sections 7.02(n), (o) and (p), Sections 7.06(l) and (i) and Section 7.12(a), unless at the time and after giving effect to such payment, the Total Leverage Ratio Test shall be satisfied.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from the Similar Business.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Company, the Borrower or any Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or any Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction and the payment of fees and expenses related to the Transaction;

(d) the issuance of Equity Interests to any officer, director, employee or consultant of the Company, the Borrower or any of the Restricted Subsidiaries or any direct or indirect parent of the Company in connection with the Transaction;

(e) the payment of management and monitoring fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the date hereof and the payment of any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the date hereof and related indemnities and reasonable expenses, it being understood that any customary payment made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) (including termination fees) shall be subject to Section 7.08(l);

(f) loans, advances and other transactions between or among the Borrower, any Subsidiary of the Borrower or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary of the Borrower has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or such Subsidiary’s Subsidiary ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent otherwise permitted under Article 7, including, without limitation transfer of funds in connection with the Company’s cash management system in the ordinary course of business;

(g) employment and severance arrangements between the Company, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements;

(h) payments by the Borrower (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such direct or indirect parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(j) any agreement, instrument or arrangement as in effect as of the Closing Date and, to the extent entered into after December 31, 2006 and involving aggregate amount of consideration in excess of $5,000,000 individually or $25,000,000 in the aggregate, set forth on Schedule 7.08, or any amendment to the foregoing (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower);

(k) Restricted Payments permitted under Section 7.06;

(l) customary payments by the Borrower and any Restricted Subsidiary to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) (including termination fees);

(m) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08;

(n) [Reserved];

(o) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(p) [Reserved];

(q) [Reserved]; and

(r) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is a Non-Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent that Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14,

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv) arise in connection with any Lien permitted by Section 7.01(u) or any Disposition permitted by Section 7.05,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent of any negative pledge that relates to the property financed by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or is subject thereto and the proceeds and products of such property,

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), 7.03(g) or 7.03(r) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) are customary restrictions contained in any Senior Exchange Notes Indenture, any Senior Interim Loan Documents, any Refinanced Bridge Indebtedness Documentation and any other agreements or instruments related thereto, and

(xiii) arise in connection with cash or other deposits permitted under Section 7.01.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.11. Accounting Changes. Make any change in fiscal year except upon written notice to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Permitted Subordinated Notes or any other Indebtedness that is subordinated to the Obligations expressly by its terms (other than Indebtedness among the Company, the Borrower and the Restricted Subsidiaries) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing, to the extent not required to prepay any Term Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Company or any of the Company’s direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to the Company, the Borrower or a Restricted Subsidiary, the prepayment of any Permitted Subordinated Notes issued to the Company, the Borrower or any Restricted Subsidiary or the prepayment of any other Junior Financing with the proceeds of any other Junior Financing, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings of the Company prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(l), not to exceed the sum of (I) $500,000,000, (II) to the extent that the Senior Secured Leverage Ratio Test is met after giving effect to the making of such Junior Prepayment, the Available Amount at such time and (III) the Available Equity Amount; and (v) prepayments and redemption of Existing Retired Notes in an aggregate principal amount not to exceed $33,794,000 that, with respect to each series thereof, shall cease to remain outstanding no later than the date that is five Business Days after the completion of the redemption or other similar period applicable to such series of Existing Retired Notes following the delivery of each such notice of redemption (or other similar document, if applicable) delivered in accordance with Section 6.16, unless the Borrower or ALLTEL Ohio Limited Partnership, as applicable, shall have deposited with the applicable trustee for each series of Existing Retired Notes an amount sufficient to redeem, repurchase or otherwise retire any portion of Existing Retired Notes that remains outstanding after the expiration of such five-Business-Day period.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Arrangers.

SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries. Neither the Company nor the Borrower shall permit any of their respective Domestic Subsidiaries that is a wholly owned Restricted Subsidiary to become a non-wholly owned Subsidiary, except (i) to the extent that such Restricted Subsidiary continues to be a Guarantor, (ii) in connection with a Disposition of all or substantially all of the assets or all of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05 or (iii) as a result of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14.

SECTION 7.14. The Company and the First-Tier Sibling Subsidiaries. (a) The Company shall not conduct, transact or otherwise engage in any business or operations other than (i) its ownership of the Equity Interests of the Borrower and other Subsidiaries, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the incurrence of the Guarantee and the Existing Retained Indebtedness, and the performance of its obligations with respect to the Loan Documents, the

Existing Retained Indebtedness, any Senior Exchange Notes, any Senior Interim Loans, any Refinanced Bridge Indebtedness, any Permitted Subordinated Notes, any Qualified Holding Company Debt or the Merger Agreement and the other agreements contemplated by the Merger Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Company, the Borrower and other Subsidiaries, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower or any Restricted Subsidiary in accordance with Section 7.06 pending application thereof by the Company, (viii) providing indemnification to officers and directors of the Company or any of its direct or indirect parent companies, (ix) conducting, transacting or otherwise engaging in any business or operations of the type that it conducts, transacts or engages in on the Closing Date and (x) business or operations incidental to each of the foregoing, and (b) the Company shall cause each First-Tier Sibling Subsidiary (for so long as it shall continue to be a First-Tier Sibling Subsidiary) and any Restricted Subsidiary of such First-Tier Sibling Subsidiary not to increase the scope or extent of its respective operations or assets in any material respect other than in the ordinary course of business consistent with past practice.

SECTION 7.15. Senior Secured Leverage Ratio. Neither the Company nor the Borrower shall permit the Senior Secured Leverage Ratio for any Test Period set forth below to be greater than the ratio set forth below opposite such period:

TEST PERIOD ENDING	RATIO
June 30, 2008	6.75 to 1.00
September 30, 2008	6.75 to 1.00
December 31, 2008	6.75 to 1.00
March 31, 2009	6.75 to 1.00
June 30, 2009	6.75 to 1.00
September 30, 2009	6.50 to 1.00
December 31, 2009	6.50 to 1.00
March 31, 2010	6.50 to 1.00
June 30, 2010	6.50 to 1.00
September 30, 2010	6.25 to 1.00
December 31, 2010	6.25 to 1.00
March 31, 2011	6.25 to 1.00
June 30, 2011	6.25 to 1.00
September 30, 2011	6.00 to 1.00
December 31, 2011	6.00 to 1.00
March 31, 2012	6.00 to 1.00
June 30, 2012	6.00 to 1.00
September 30, 2012	5.75 to 1.00
any Test Period ending after September 30, 2012	5.75 to 1.00

Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the covenant contained in this Section 7.15 prior to the time that this covenant is otherwise applicable shall be deemed to require that the Consolidated Secured Debt to Consolidated EBITDA Ratio for the applicable Test Period not be greater than 6.75 to 1.00.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any Guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower and any Restricted Subsidiary that is a Material Subsidiary), or Article VII (other than Section 7.11 and Section 7.14 and, for Persons other than the Borrower, Section 7.15) or (ii) the Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a), 7.11, 7.14 and 7.15; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after receipt by such Loan Party of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. The Company, the Borrower or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. (i) The Company, the Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of any such Person for, or takes charge of, all or substantially all of the property of any such Person; or (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed for such Person or for any substantial part of its property without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or (iv) any case, proceeding or action under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and is not controverted within 30 days after the commencement of the case, proceeding or action, or an order for relief is entered in any such case, proceeding or action; or (v) any case, proceeding or action under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and is not dismissed within 60 days after the commencement of the case, proceeding or action, or an order for relief is entered in any such case, proceeding or action; or

(g) Judgments. There is entered against any Loan Party or any Specified Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company, the Borrower or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) the Company, the Borrower or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (iii) there exists any fact or circumstances that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code or ERISA, and such imposition could reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file continuation statements under the Uniform Commercial Code and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (ii) any of the Equity Interests held by the Borrower or any First-Tier Sibling Subsidiary that is a Guarantor ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(k) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l) Change of Control. There occurs any Change of Control.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders, shall, take any or all of the following actions:

(a) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of any Event of Default under Section 8.01(f) with respect to the Company or the Borrower, the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

SECTION 8.04. Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b) in the event that the Company or the Borrower fails to comply with the requirement of the covenant set forth in Section 7.15, until the expiration of the tenth day after the date on which Section 6.01 Financials with respect to the Test Period in which the covenant set forth in Section 7.15 is being measured are required to be delivered pursuant to Section 6.01, the Company or any other Person shall have the right to make a direct or indirect equity investment (other than in the form of Disqualified Equity Interests) in the Borrower in cash (the “Cure Right”), and upon receipt by the Borrower of the net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to the Borrower, the “Cure Amount”), the covenant set forth in Section 7.15 shall be recalculated, giving effect to the pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (i) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or Event of Default under the covenant set forth in Section 7.15 with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document and (ii) no other adjustment under any other financial definition shall be made as a result of the exercise of any Cure Right (including no netting of cash constituting any Cure Amount in the definition of Consolidated Total Debt).

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Company and the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 7.15 during such Test Period (including for the purposes of Article IV), the Company and the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01(b) that had occurred shall be deemed cured for purposes of this Agreement; provided that (i) in each Test Period there shall be at least one fiscal quarter for which no Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Company and the Borrower to be in compliance with the covenant set forth in Section 7.15.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.09) are solely for the benefit of the Administrative Agent and the Lenders, and the

Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant or any agency or trust obligations with respect to any Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents.

(a) No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, telex or telephone message, electronic mail message, statement or other document, conversation or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall have first received such advice or concurrence of the Required Lenders as it deems appropriate or it shall have first been indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Article IV on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender expressly acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or to the L/C Issuer as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and the L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and each other Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so) in accordance with each Lender’s Pro Rata Share (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with each Lender’s Pro Rata Share in effect immediately prior to such date), and hold harmless such Agent and each other Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent-Related Person for any purpose shall, in the opinion of such Agent-Related Person, be insufficient or become impaired, such Agent-Related Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent-Related Person against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent-Related Person against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent-Related Person’s gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (x) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (y) the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the

Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Citibank N.A., if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 9.10. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent the Administrative Agent has not already been reimbursed by the Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

SECTION 9.11. Trust Indenture Act. In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the Lenders agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citibank, in its capacity as the Administrative Agent for the benefit of any Lender or

Secured Party under any Loan Document (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b) of the Trust Indenture Act.

SECTION 9.12. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.13. Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and upon the expiration or termination of all Letters of Credit, all Cash Management Obligations, all Secured Hedge Agreements and all other Obligations (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is sold or otherwise disposed of (including as part of or in connection with any other sale or disposition permitted hereunder) to any Person other than another Loan Party to the extent that such sale or other disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Collateral Documents;

(b) that any Guarantor shall be automatically released from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of the Company, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Exchange Notes, the Senior Interim Loans, the Refinanced Bridge Indebtedness or any Junior Financing; and

(c) if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer of the Borrower) and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty, (i) such Subsidiary shall be automatically released from its obligations under the Guaranty and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the Senior Exchange Notes, the Senior Interim Loans, the Refinanced Bridge Indebtedness or any Junior Financing.

Any such release set forth in this Section 9.13 shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the

Guaranty pursuant to this Section 9.13. In each case as specified in this Section 9.13, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.13.

SECTION 9.14. Other Agents; Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, but shall be entitled to all benefits of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.15. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to such Supplemental Administrative Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or such applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, modification, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest hereunder without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01)

any fees or other amounts payable hereunder or under any other Loan Document, or amend or modify any provisions of Section 2.12 (with respect to the ratable allocation of any payments only), Section 10.06 and Section 10.10 without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of Total Leverage Ratio or Senior Secured Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders”, “Required Facility Lenders,” “Required Initial Term Loan Lenders”, “Required Initial Tranche B-1 Term Loan Lenders”, “Required Initial Tranche B-2 Term Loan Lenders”, “Required Initial Tranche B-3 Term Lenders” or “Pro Rata Share” or any pro rata provision of Section 2.05(b)(v), 2.06(c), 2.13 or 8.03 or consent to the assignment or transfer by the Borrower of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.04), in each case without the written consent of each Lender affected directly and adversely thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) amend the definition of Interest Period so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby;

(h) affect the rights or duties of, or any Fees or other amounts payable to, any Agent under this Agreement or any other Loan Document without the prior written consent of such Agent;

(i) change the currency in which any Loan is denominated of any Loan without the written consent of the Lender holding such Loans;

(j) waive any condition set forth in Section 4.02 as to any Credit Extension under any Revolving Credit Facility without the written consent of the Required Facility Lenders under such Facility;

(k) (A) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-1 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-1 Term Loans, except as set forth in Section 2.05, decrease the amount or allocation of any mandatory prepayment to be received by any Initial Tranche B-1 Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Tranche B-1 Term Loan Lenders in relation to the Initial Term Loan Lenders of any other Class of Initial Term Loans, in each case without the written consent of the Required Initial Tranche B-1 Term Loan Lenders, (B) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-2 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-2 Term Loans, except as set forth in Section 2.05, decrease the amount or allocation of any mandatory prepayment or any prepayment premium to be received by any Initial Tranche B-2 Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Tranche B-2 Term Loan Lenders in relation to the Initial Term Loan Lenders of any other Class of Initial Term Loans, in each case without the written consent of the Required Initial Tranche B-2 Term Loan Lenders or (C) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-3 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-3 Term Loans, except as set forth in Section 2.05, decrease the amount or allocation of any mandatory prepayment or any prepayment premium to be received by any Initial Tranche B-3 Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Tranche B-3 Term Loan Lenders in relation to the Initial Term Loan Lenders of any other Class of Initial Term Loans, in each case without the written consent of the Required Initial Tranche B-3 Term Loan Lenders; or

(l) decrease the amount or allocation of any mandatory prepayment to be received by any Initial Term Loan Lender without the written consent of the Required Initial Term Loan Lenders;

(m) amend any provision in Section 2.05(a)(i)(y) (or any related definition) or the last sentence of Section 2.05(b)(ii) in any manner adverse to the Initial Tranche B-3 Term Loan Lenders without the written consent of each Initial Tranche B-3 Term Loan Lender; or

(n) amend any provision in Section 2.05(a)(i)(z) in any manner adverse to the Initial Tranche B-2 Term Loan Lenders without the written consent of each Initial Tranche B-2 Term Loan Lender;

and provided, further, that (i) no amendment, modification, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, modification, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, modification, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan

Document; (iv) Section 10.07(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different from such amendment that affects other Facilities. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

In the case of any waiver, the Borrower, the applicable Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and such other definitions related to such new Loans and Commitments.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender from time to time.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan

Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, each Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modifications to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the Attorney Costs of (v) Latham & Watkins LLP, (w) one firm of local counsel in each appropriate jurisdiction, (x) one firm of regulatory counsel, (y) in the case of an actual or perceived conflict of interest, where the Administrative Agent has informed the Borrower of such conflict, such other counsel, after receipt of consent of the Borrower (such consent not to be unreasonably withheld or delayed) and (z) any other firm retained with Borrower’s consent (such consent not to be unreasonably withheld or delayed), and including any and all recording and filing fees and (b) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding (including any proceeding under any Debtor Relief Law) and including all Attorney Costs of any counsel to the Administrative Agent). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, each Lender (including each L/C Issuer), each Documentation Agent, the Syndication Agent, the Arrangers and their respective Affiliates, directors, officers, partners, employees, agents, trustees or advisors (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any violation of, noncompliance with or liability under, any Environmental Law (other than by an Indemnitee or any of its Related Parties (other than trustees and advisors)), any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary of the Borrower or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, of such Indemnitee or of any affiliate, director, officer, partner, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, partner, employee or agent of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, and (z) any proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by and to the extent that it involves a claim of an Indemnitee against any other Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, SyndTrak or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement, any other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated hereby or thereby or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date on which such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) and 10.07(j) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) constituting an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Borrower shall have the right to withhold its consent if, in order for such assignment to comply with applicable Law, the Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Authority) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, any Assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund;

(C) solely in the case of any assignment under any Revolving Credit Facility under which such Person is an L/C Issuer, each Principal L/C Issuer at the time of such assignment; provided that no consent of any Principal L/C Issuer shall be required for an assignment to an Agent or any Affiliate thereof; and

(D) in the case of any assignment of any of the Dollar Revolving Credit Facility, the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) a Dollar Amount of $5,000,000 (in the case of the Revolving Credit Facilities) or (y) $1,000,000 (in the case of any Term Loan), in either case unless each of the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the Assignee shall comply with Sections 3.01(b) and (c) or Section 3.01(d), as applicable.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to the acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender (with respect to any entry relating to such Lender’s Loans or Commitments) or the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (provided that such Participant agrees to be subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Record Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (x) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (all liability for which shall remain with the Granting Lender), and (y) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it shall not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interests in any Loans to the Granting Lender or to any financial institutions approved by the Borrower and the Administrative Agent providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This Section 10.07(i) may not be amended without the prior written consent of each SPC. Notwithstanding anything to the contrary in this Agreement, (i) no SPC shall be entitled to any greater rights under Sections 3.01, 3.02, 3.04 and 3.05 than its Granting Lender would have been entitled to absent the use of such SPC and (ii) each SPC agrees to be subject to the requirements of Section 3.01, 3.02, 3.04 and 3.05 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 10.07.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) To the extent that the L/C Issuer or the Swing Line Lender is not the same party as the Administrative Agent (in which case resignation and succession shall be governed by Section 9.09), then notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders (which for purposes of this 10.08 shall include any L/C Issuer and any Swing Line Lender) agrees to maintain the confidentiality of the Information in accordance with its customary procedures for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement to be bound by provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), (x) to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to the Obligations or to the Borrower and its obligations; (f) with the written consent of the Borrower; (g) to the extent that such Information (x) becomes publicly available other than as a result of a breach by such Agent or Lender of this Section 10.08 or (y) becomes available to any Agent, any Lender or any of the persons specified in subparagraph (a) of this section from a source that is not, to such person’s knowledge, in breach of confidentiality obligations with respect to such information; (h) to any Governmental Authority, examiner or self-regulatory authority (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for any securitization by any Lender or any of its Affiliates or their respective successors and assigns and who agrees to treat such information as confidential; or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or any litigation or proceeding to which any Agent, any Lender or any of the persons specified in subparagraph (a) of this section may be a party. In addition, each Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to such Agent or such Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party, its Affiliates or its or its Affiliates’ respective directors, officers, employees, trustees, investment advisors or agents, relating to the Company or any of its Subsidiaries (including the Borrower) or its business, other than any such information that is available to any Agent or any Lender prior to disclosure by any Loan Party or that is or becomes publicly available other than as a result of a breach by such Agent or such Lender of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

SECTION 10.09. Direct Website Communications.

(a) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at oploanswebadmin@citigroup.com; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative

Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 10.09 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such electronic mail address.

(c) The Borrower further agrees that the Agents may make the Communications available to the Lenders (including the L/C Issuers) or any prospective Eligible Assignee or Participant by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Lenders (including the L/C Issuers) or any bona fide potential Eligible Assignees or Participants and (ii) remains subject to the confidentiality requirements set forth in Section 10.08.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any of the Loan Parties, any Lender (including any L/C Issuer) or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s, any Lender (including any L/C Issuer)’s transmission of Communications through the internet, except to the extent the liability of any Agent-Related Person resulted from such Agent-Related Person’s gross negligence, bad faith or willful misconduct or material breach of the Loan Documents, as determined in a final non-appealable judgment of a court of competent jurisdiction.

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company and the Borrower hereby agree that they will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders through the Platform and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Communications “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company, the Borrower or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent that such Communications constitute Information, they shall be treated as set forth in Section 10.08); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 10.10. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (including each L/C Issuer and its Affiliates) is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each other Loan Party and their respective Subsidiaries) to the fullest extent permitted by applicable Law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency at any time held by, and other Indebtedness in any currency (in each case whether direct or indirect, absolute or contingent, matured or unmatured) at any time held or owing by, such Lender and its Affiliates (including such L/C Issuer and its Affiliates), to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates (including such L/C Issuer and its Affiliates) hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates (including each L/C Issuer and its Affiliates) shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates (including such L/C Issuer and its Affiliates), as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a Subsidiary of the Company. Each Lender (including each L/C Issuer) agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender (including such L/C Issuer); provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender (including each L/C Issuer) under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender (including such L/C Issuer) may have.

SECTION 10.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

SECTION 10.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the syndication provisions and the Borrower’s confidentiality obligations in the Commitment Letter shall remain in full force and effect. It is specifically agreed that the provision of the Facilities hereunder by the Lenders supersedes and is in satisfaction of the obligations of the Joint Bookrunners and their Affiliates to provide the Commitments set forth in Exhibit B of the Commitment Letter.

SECTION 10.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE COMPANY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, THE COMPANY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH ON SCHEDULE 10.02 AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT

HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Company and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it, and, thereafter shall be binding upon and inure to the benefit of the Borrower, the Company, each Agent and each Lender and their respective successors and assigns.

SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following the receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any

Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld in the case of any action in accordance with the Loan Documents that has been approved by the Required Lenders). The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.21. USA PATRIOT Act. Each Lender hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the USA PATRIOT Act.

SECTION 10.22. Agent for Service of Process. The Borrower agrees that, promptly following the request by the Administrative Agent, it shall cause each Material Foreign Subsidiary or for whose account a Letter of Credit is issued to appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City on behalf of such Material Foreign Subsidiary.

SECTION 10.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Company and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lenders and the Arrangers, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) no Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent has advised or is currently advising the Borrower or any other Loan Party or any of their respective Affiliates on other matters) and no Agent has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Borrower and their respective Affiliates, and no Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate. Each of the Company and the Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Agent with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.24. FCC. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent or the Lenders, nor any of their agents, will take any action pursuant to this Agreement or any of the Loan Documents that would constitute or result in any assignment of the Communications Licenses or any transfer of control thereof, within the meaning of 310(d) of the Communications Act or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALLTEL COMMUNICATIONS, INC., as Borrower

By:	/s/ Sharilyn S. Gasaway
Name:	Sharilyn S. Gasaway
Title:	Executive Vice President and Chief Financial Officer

ALLTEL CORPORATION

By:	/s/ Sharilyn S. Gasaway
Name:	Sharilyn S. Gasaway
Title:	Executive Vice President and Chief Financial Officer

Signature Page to the

Credit Agreement

CITIBANK, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and as a Lender,

By:	/s/ Ross A. MacIntyre
Name:	Ross A. MacIntyre
Title:	Vice President / Managing Director

Signature Page to the

Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

Signature Page to the

Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ann E. Sutton
Name:	Ann E. Sutton
Title:	Associate Director

Signature Page to the

Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Steven Crino
Name:	Steven Crino
Title:	Director

Signature Page to the

Credit Agreement